PROSPECTUS

                                1,500,000 SHARES

         [LOGO]
                                 UNICOMP, INC.

                                  COMMON STOCK

    All of the shares of Common Stock offered hereby are being sold by UniComp, Inc. ("UniComp" or the "Company"). The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "UCMP." On November 11, 1996, the last reported sale price of the Common Stock as reported by the Nasdaq National Market was $5.44 per share. See "Price Range of Common Stock."
                            ------------------------

          THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING
                                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                           PUBLIC         COMMISSIONS (1)       COMPANY (2)
Per Share..........................................        $5.00               $0.40               $4.60
Total (3)..........................................      $7,500,000           $600,000           $6,900,000

(1) Excludes a nonaccountable expense allowance payable to Cruttenden Roth Incorporated, representative of the Underwriters (the "Representative"), and the value of warrants to purchase up to 150,000 shares of Common Stock at an exercise price equal to 165% of the public offering price to be issued to the Representative (the "Representative's Warrant"). The Company and certain shareholders (the "Selling Shareholders") have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of this offering payable by the Company estimated at $760,000, including the Representative's nonaccountable expense allowance of $150,000, at the public offering price of $5.00 per share.

(3) The Company and the Selling Shareholders have granted the Underwriters a 45-day option to purchase up to 225,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If all such shares of Common Stock are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Shareholders will be $8,625,000, $690,000, $7,245,000 and $690,000, respectively. See "Principal
    Shareholders" and "Underwriting."

    The shares of Common Stock are offered severally by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain other conditions. It is expected that the delivery of the certificates representing the Common Stock offered hereby will be at the offices of the Representative, Irvine, California, on or about November 18, 1996.

                                CRUTTENDEN ROTH
                                  INCORPORATED

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 12, 1996.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy or information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Avenue, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Common Stock is quoted on the Nasdaq National Market. Reports, proxy or information statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including exhibits filed as part thereof, copies of which may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

    "UNIBOL" is a registered trademark in the United Kingdom and the Company has applied for United States trademark registration for the use of the name "UNIBOL." This Prospectus also contains other trademarks and trade names, which are the property of their respective holders.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY. SEE "RISK FACTORS." EXCEPT AS OTHERWISE SPECIFIED, INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  THE COMPANY

    UniComp, Inc. ("UniComp" or the "Company") provides information technology services to businesses located primarily in the United Kingdom and platform-migration software and payment-processing systems to users in North America and Europe. The Company's strategy is to emphasize its platform-migration and payment-processing software products and to expand its services business within its existing geographic markets. The Company believes this strategy will allow it to expand profit margins and provide its high-quality information technology services to a broad and growing installed base of users of its platform-migration and payment-processing products.

    The worldwide information technology industry is characterized by rapid technological change, which often leads to increased costs of maintaining internal information technology resources capable of responding to such change. The Company believes that as companies strive to compete and utilize complex new technologies, more companies will move toward outsourcing their information technology requirements, thereby enhancing the Company's information technology services business.

    The Company believes that decreasing prices, increasing functionality in information technology products and the inherent constraints of proprietary platforms have contributed to increased market acceptance of open systems and customer demand for information technology products based on such systems. Changing to new computing platforms, however, often results in significant disruption of business operations as users are retrained and software errors are discovered and corrected. Also critical is the potential loss of data contained in existing databases that may result from a change to new applications software. The Company's platform-migration software products address these issues, enabling its customers to move more efficiently to open systems.

    Payment processing for commercial businesses has grown rapidly in recent years as a result of a proliferation in, and increased usage of, credit and debit cards and wider acceptance of such cards among merchants. Advances in payment-processing and telecommunications technologies have also been key factors contributing to such growth. The Company designs, develops and markets payment-processing systems that provide merchants with greater hardware independence by supporting a variety of hardware platforms, including personal computers, point-of-sale terminals and other peripheral devices. The Company's strategy in the payment-processing market is to focus its sales and marketing efforts on the relatively small number of large payment processors and hardware vendors.

    The Company has experienced significant growth, with total revenues growing to $22.3 million for fiscal year 1996 from $12.2 million for fiscal year 1994, a compound annual growth rate of approximately 35%. In fiscal year 1996, approximately 51% of total revenues were derived from the Company's maintenance and other technology services, with more than 80% of total revenues attributable to international operations, primarily in Northern Ireland.

    The Company was incorporated in Colorado in 1985. Its executive offices are located at 1800 Sandy Plains Parkway, Suite 305, Marietta, Georgia 30066 and its telephone number is (770) 424-3684. Unless the context otherwise indicates, references to "UniComp" or the "Company" include UniComp, Inc. and its wholly owned subsidiaries.

                                  THE OFFERING

Common Stock offered by the Company..........  1,500,000 shares
Common Stock to be outstanding immediately
  after this offering........................  7,090,245 shares (1)
Use of proceeds..............................  Repayment of outstanding indebtedness, working capital and other general corporate
                                               purposes, including potential acquisitions.
                                               See "Use of Proceeds."
Nasdaq National Market symbol................  UCMP

                           SUMMARY FINANCIAL DATA (2)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   FISCAL YEAR ENDED             SIX MONTHS ENDED
                                                            -------------------------------  ------------------------
                                                            FEB. 28,   FEB. 28,   FEB. 29,   AUGUST 31,   AUGUST 31,
                                                              1994       1995       1996        1995         1996
                                                            ---------  ---------  ---------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Total revenues............................................  $  12,206  $  18,325  $  22,291   $  10,063    $  11,620
Operating income..........................................      1,604      2,217      2,555       1,277        1,205
Income before taxes.......................................      1,465      2,117      2,262       1,179        1,043
Provision for taxes.......................................        255        495        203         130          300
Net income................................................      1,210      1,622      2,059       1,049          743
Net income per share......................................  $    0.28  $    0.34  $    0.40   $    0.20    $    0.14
Weighted average shares outstanding.......................      4,344      4,710      5,188       5,186        5,483

                                                                                              AUGUST 31, 1996
                                                                                         -------------------------
                                                                                                     AS ADJUSTED
                                                                                          ACTUAL         (3)
                                                                                         ---------  --------------
BALANCE SHEET DATA:
Total assets...........................................................................  $  16,060    $   20,200
Working capital........................................................................      1,320         6,916
Debt, including current portion........................................................      3,116         1,116
Total stockholders' equity.............................................................      8,418        14,558

------------------------

(1) Based on shares outstanding as of August 31, 1996. Excludes (i) 832,500 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's Long Term Incentive Plan (the "LTI Plan"), (ii) 205,000 shares of Common Stock reserved for future issuance under the LTI Plan, (iii) 150,000 shares of Common Stock reserved for future issuance under the Company's 1996 Director Incentive Plan (the "Director Plan"), (iv) 150,000 shares of Common Stock issuable upon exercise of the Representative's Warrant, (v) 25,000 shares of Common Stock issuable upon exercise of an outstanding warrant to purchase shares of Common Stock at $6.90 per share issued in connection with the sale of such convertible promissory notes (the "Note Warrant"), and (vi) 87,500 shares of Common Stock issuable upon exercise of outstanding warrants to purchase shares of Common Stock at $6.00 per share and 87,500 shares of Common Stock issuable upon exercise of outstanding warrants to purchase shares of Common Stock at $7.00 per share issued to a financial advisor to the Company (together, the "Advisor Warrants"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Management--Long-Term Incentive Plan" and "--Director Plan", "Description of Capital Stock" and "Underwriting."

(2) The Summary Financial Data prior to the pooling-of-interests transaction with Smoky Mountain Technologies, Inc. ("Smoky Mountain") in April 1996, give effect to the resulting combined entity.

(3) Adjusted to reflect the sale of the 1,500,000 shares of Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses) and the application of the estimated net proceeds therefrom.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. CERTAIN STATEMENTS UNDER THE CAPTIONS "PROSPECTUS SUMMARY," "USE OF PROCEEDS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS STATEMENTS MADE IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS, CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE AND ACHIEVEMENTS AND INDUSTRY DEVELOPMENTS TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE, ACHIEVEMENTS OR DEVELOPMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: COMPETITION IN THE INFORMATION TECHNOLOGY INDUSTRY; DEPENDENCE ON FOREIGN SALES; RAPID TECHNOLOGICAL CHANGE IN THE INFORMATION TECHNOLOGY INDUSTRY; PRODUCT DEVELOPMENT AND MARKET ACCEPTANCE OF NEW PRODUCTS; THE COMPANY'S ABILITY TO MANAGE OVERSEAS OPERATIONS; THE COMPANY'S ABILITY TO MANAGE GROWTH AND ACQUISITIONS; AVAILABILITY OF QUALIFIED PERSONNEL; AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER EACH OF THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

HIGHLY COMPETITIVE INFORMATION TECHNOLOGY INDUSTRY

    The information technology industry is intensely competitive and subject to rapid change. The Company believes the principal competitive factors it faces include reputation and quality of service, relative price and performance, technical expertise and product availability. The Company's competitors in the information technology services market include installation and service organizations within many established companies, computer manufacturers, custom software developers, regional systems integrators, software and hardware distributors and systems consultants. The market for the Company's platform-migration software is highly competitive as well. The Company believes that the principal competitive factors in this business include product performance, time to market for new product introductions, adherence to industry standards, price and marketing and distribution resources. The market for the Company's payment-processing systems is also highly competitive. The Company believes that the principal competitive factors in this business include the ability to provide a comprehensive, integrated payment-processing system, product performance, time to market for new product introductions, adherence to industry standards, price, marketing and distribution resources. Some of the Company's current and potential competitors have longer operating histories and financial, sales, marketing, technical and other competitive resources that are substantially greater than those of the Company. As a result, the Company's competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources than the Company to sales, marketing and product development. As the markets in which the Company competes have matured, product price competition has intensified and is likely to continue to intensify. Such price competition could adversely affect the Company's results of operations. There can be no assurance that the Company will be able to continue to compete successfully with existing or new competitors. See "Business--Competition."

DEPENDENCE ON FOREIGN SALES

    The Company's revenues from international operations represented 83.7%, 84.7% and 78.4% of total revenues for fiscal years 1996, 1995 and 1994, respectively. The Company expects that its international operations will continue to account for a significant percentage of its total revenues. Certain risks are inherent in international operations, including unexpected changes in regulatory requirements, currency exchange rate fluctuations, changes in trade policy or tariff regulations, customs matters, longer payment cycles, higher tax rates or additional withholding requirements, difficulty in enforcing agreements, intellectual property protection difficulties, foreign collection problems and military, political and transportation obstacles. In addition, foreign operations involve uncertainties arising from local business practices, cultural considerations and international political and trade tensions. Denomination of the Company's revenues and expenses are generally in corresponding currencies. As a result the Company has not hedged against foreign currency exchange rate risks to date. The Company may in the future seek to implement hedging techniques with respect to foreign currency transactions. There can be no assurance, however, that such hedging activities would successfully protect against foreign currency exchange losses or against other international sales risks such as exchange limitations, price controls or other foreign currency restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Marketing and Distribution" and Note 12 of Notes to the Supplemental Consolidated Financial Statements.

RAPID TECHNOLOGICAL CHANGE AND INTRODUCTION OF NEW PRODUCTS AND SERVICES

    The information technology industry is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements, which could disrupt the Company's services business and render the Company's products obsolete. The Company's future success will depend in large part on its ability to anticipate and respond to such advances, changes and new product introductions. Any failure by the Company to do so could have a material adverse effect on its competitive position and results of operations. In addition, the Company is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to perform as expected. In February 1996, the Company released version 1.05 of its UNIBOL400 product, which is the first version offered for widespread commercial distribution. The UNIBOL400 product has yet to achieve a substantial installed user base. There can be no assurance as to when, if ever, the UNIBOL400 product will achieve a substantial user base. See "Business--Products and Services" and "--Product Development."

POTENTIAL FOR DELAYS IN PRODUCT INTRODUCTION

    Delays in product development and introduction may have an adverse effect on the product's success and the Company's reputation and results of operations, and may allow competitors to introduce products and gain market share during any such delays. Any failure by the Company to timely develop and introduce new products and product enhancements that are responsive to market conditions and customer requirements may have an adverse effect on the Company's business, results of operations and financial condition. Furthermore, the complex software products developed by the Company may contain undetected errors when first introduced or when new versions are released. There can be no assurance that current or future releases of Company products will not contain errors or that any such errors will not result in loss or delay of market acceptance of such products. The Company has previously experienced delays in developing and introducing new products, and there can be no assurance that it will be able to introduce future products on a timely basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy" and "--Product Development."

MANAGEMENT OF OVERSEAS OPERATIONS

    The Company's headquarters and administrative offices are in Atlanta, Georgia; however, as of August 31, 1996, approximately 200 of the Company's 230 employees work in the Company's Belfast, Northern Ireland facilities. This geographical distance, as well as the time-zone difference, can isolate management from operational issues, delay communications and require devotion of a significant amount of time, effort and expense to international travel. There can be no assurance that the Company will not face significant management demands associated with its international operations in the future. Any significant disruption in the management of the Company's international operations could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy," "--Product Development" and "--Marketing and Distribution."

OPERATIONS IN NORTHERN IRELAND

    A substantial majority of the Company's personnel and operations are located in Northern Ireland. In addition, 83.7% of the Company's total revenues for fiscal year 1996 are attributable to operations in Northern Ireland. Northern Ireland has historically experienced periods of religious, civil and political unrest. There can be no assurance that further unrest in Northern Ireland will not occur, which could disrupt the Company's ability to provide information technology services and product development programs and have a material adverse effect on the Company's results of operations and financial condition. In fiscal years 1996, 1995 and 1994, the Company received grants of approximately $389,000, $369,000 and $285,000, respectively, from the government of Northern Ireland to fund the Company's research and development programs. The Company's use of these funds is subject to various rules and regulations, including the requirement that the Company repay such funds in the event it removes certain operations from Northern Ireland. There can be no assurance that the Company will continue to be eligible for or will receive similar grants in the future or, if such grants are received, whether additional restrictions will apply to the Company's use of such funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Product Development" and
"--Facilities."

RISK OF ACQUISITION PROGRAM

    A substantial portion of the Company's growth to date has been attributable to its acquisition program, which has primarily been driven by opportunities that have presented themselves to the Company. Significant administrative, operational and financial resources are required to successfully integrate and manage the Company's diverse businesses. There are numerous operational and financial risks involved in managing acquired businesses, including difficulties in assimilating acquired operations, diversion of management's attention, amortization of acquired intangible assets, increases in administrative costs, additional costs associated with debt or equity financing and potential loss of key employees or customers of acquired operations. There can be no assurance that the Company will be successful in integrating its current acquisitions or retaining and motivating key personnel of acquired companies. Any failure to integrate the Company's current and potential future businesses, maintain and expand its acquired customer and technology base and retain and motivate key employees of acquired companies could have an adverse effect on the Company's business, results of operations and financial condition. The Company may use some of the net proceeds of this offering to pursue strategic acquisitions as part of its overall growth strategy. While the Company has no understandings, commitments or agreements with respect to any acquisition, it anticipates that potential acquisition opportunities may become available in the future. There can be no assurance that the Company will complete any future acquisitions or that any completed acquisition will result in the Company's receiving the anticipated benefit of any such acquisition. See "Business--Strategy" and "--Acquisition History."

COMPETITIVE MARKET FOR TECHNICAL PERSONNEL AND RETENTION OF KEY EMPLOYEES

    The Company's success depends in part on its ability to attract, hire, train and retain qualified managerial, technical and sales and marketing personnel. Competition for such personnel is intense. In particular, there can be no assurance that the Company will be successful in attracting and retaining the technical personnel it requires to conduct and expand its operations successfully. The Company's results of operations could be materially adversely affected if the Company were unable to attract, hire, train and retain qualified personnel. The Company's success also depends to a significant extent on the continued service of Stephen A. Hafer, its President and Chief Executive Officer, and other members of the Company's management, the loss of any one of whom could have a material adverse effect on the Company's business, results of operations and financial condition. None of the Company's executive officers is party to a written employment or noncompete agreement with the Company. The Company has purchased a $1.0 million key person life insurance policy on the life of Mr. Hafer. See "Management."

UNCERTAINTY OF FUTURE RESULTS

    Product revenues generated by the Company's software products are difficult to forecast because of the evolving product lifecycle of the UNIBOL36 product, the recent introduction of the UNIBOL400 product and the recent acquisition of the Company's payment-processing systems business. In addition, although the Company's service revenues are more predictable than its product revenues, unexpected variations in job pricing and complexity could have an adverse effect on the profitability of customer service projects. The Company bases its expense levels, which are relatively fixed in the short term, in significant part on its expectations of future product revenues and service demands. If demand for the Company's products and services is below expectations, results of operations could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    Much of the Company's future success depends on its ability to protect its proprietary technology. The Company relies principally on trade secret and copyright law, as well as nondisclosure agreements and other contractual arrangements, to protect such proprietary technology. There can be no assurance that such measures will be adequate to protect the Company from infringement by others of its technologies or that the Company will be effective in preventing misappropriation of its proprietary rights. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. See "Business--Intellectual Property."

RISK OF CLAIM ASSOCIATED WITH ACQUISITION

    In connection with its acquisition in 1993 of ICS Computing Group, Limited ("ICGL"), the Company incurred a claim by the seller related to pension overfunding. Based upon the advice of its U.K. solicitor, the Company believes that it has adequate defenses to this claim such that the expected outcome would not be material to the Company's results of operations or financial condition. Due to uncertainties of the legal process, however, there can be no assurance that the outcome of this claim will be in accordance with the Company's expectations.

CONTROL BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

    Immediately following consummation of this offering, the Company's executive officers and directors and their affiliates will beneficially hold an aggregate of approximately 22% of the Company's outstanding shares of Common Stock (approximately 21% if the Underwriters' over-allotment option is exercised in full). As a result, these shareholders, acting together, may be able to exert significant influence on many matters requiring approval by the shareholders of the Company, including the election of directors. See "Principal Shareholders."

BROAD MANAGEMENT DISCRETION IN USE OF NET PROCEEDS

    The Company intends to use approximately $2.0 million of the estimated net proceeds of this offering for repayment of outstanding indebtedness. The remainder of the net proceeds will be used for working capital and other general corporate purposes, including financing anticipated growth. Accordingly, the Company's management will retain broad discretion as to the use of a substantial portion of the net proceeds of this offering. See "Use of Proceeds."

VOLATILITY OF STOCK PRICE

    The Common Stock is currently quoted on the Nasdaq National Market. The market price of the Common Stock could be subject to significant fluctuations in response to quarterly variations in the Company's results of operations, changes in earnings estimates by analysts, announcements of new products or services offered by the Company or its competitors, loss of key customer, distributor or vendor relationships, general conditions in the computer software industry, or other events or factors, including events or factors that may be unrelated to the Company. Furthermore, in recent years, the stock market in general, and the market for shares of stock in technology companies in particular, has experienced extreme price fluctuations. Such fluctuations could materially and adversely affect the market price of the Common Stock in the future. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. Upon completion of this offering, in addition to the 1,500,000 shares offered hereby, approximately 3,698,000 shares that are not subject to lock-up agreements with the Representative will remain eligible for resale in the public market without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The executive officers, directors, certain other shareholders of the Company and their affiliates and certain warrant holders have agreed, pursuant to lock-up agreements with the Representative, that they will not, without the prior written consent of the Representative, sell or otherwise dispose of an aggregate of approximately 1,631,000 outstanding shares of Common Stock and approximately 525,000 shares of Common Stock issuable upon exercise of outstanding options or warrants beneficially owned by them for a period of 12 months from the date of this Prospectus. Upon the expiration of these lock-up agreements, such shares of Common Stock will become eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to any of such lock-up agreements.

    In September 1996, the Company filed a registration statement on Form S-3 (Registration No. 333-11605) for the resale of up to 125,000 shares acquired by the holders of such shares in connection with the Company's acquisition of Smoky Mountain. As of October 31, 1996, Messrs. George Gruber and B. Michael Wilson have sold a total of 91,131 shares under this registration statement. These holders also have the right to require the Company to file registration statements in April 1997 and April 1998 for the resale to the public of an additional 125,000 shares and 250,000 shares of Common Stock, respectively. Holders of 235,000 of the shares to be registered for public resale in April 1998 have entered into 12-month lock-up agreements with the Representative, agreeing to defer their registration rights until the earlier of release of these shares from the lock-up agreements and the expiration of the lock-up agreements. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to any of such lock-up agreements. The Company intends to maintain the effectiveness of the current registration statement on Form S-3 regarding the resale of the remaining unsold portion of the 125,000 shares. As a result, these shares may be sold at any time into the public market. In addition, 100,000 of the 125,000 shares eligible for registration in April 1997 have been registered for sale in this offering in the event the Underwriters' over-allotment option is exercised. None of the 250,000 shares covered by the current registration statement on Form S-3 or the registration statement to be filed in April 1997 are covered by lock-up agreements. See "Principal Shareholders" and "Description of Capital Stock--Registration Rights."

    As of October 31, an aggregate of 200,000 shares of Common Stock were reserved for issuance pursuant to the Note Warrant and the Advisor Warrants. Holders of the Note Warrant and the Advisor Warrants each possess certain registration rights with regard to the 25,000 shares and 175,000 shares, respectively, issuable thereunder. The holders of the Advisor Warrants have entered into 12-month lock-up agreements with the Representative, subject to earlier release by the Representative. See "Description of Capital Stock--Registration Rights."

    As of October 31, 1996, 832,500 shares of Common Stock were subject to options outstanding under the LTI Plan, 237,502 of which were currently exercisable at a weighted average exercise price of $3.31 per share. The remainder of these options become exercisable at various points over the next four years at a weighted average exercise price of $4.23 per share. An additional 205,000 shares of Common Stock are reserved for future issuance under the LTI Plan. The Company has filed a registration statement on Form S-8 to register the shares of Common Stock reserved for issuance under the LTI Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act, subject in certain events to the expiration of lock-up agreements and Rule 144.

    As of October 31, 1996, 150,000 shares of Common Stock were reserved for future issuance under the Director Plan. The Company intends to file a Registration Statement on Form S-8 to register the shares of Common Stock reserved for future issuance under the Director Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act, subject in certain events to the expiration of lock-up agreements and Rule 144.

    Upon completion of this offering, the Representative will receive the Representative's Warrant to purchase up to 150,000 shares of Common Stock at an exercise price equal to 165% of the public offering price. The Representative possesses certain demand and incidental rights to require the Company to register for public resale the shares of Common Stock issuable under the Representative's Warrant. The Representative's Warrant may not be exercised until the first anniversary of the date of this Prospectus. See "Description of Capital Stock--Representative's Warrant" and "Underwriting."

    The Company maintains the effectiveness of a registration statement on Form S-3 dated June 14, 1993, as amended (Registration No. 33-64312), for the public resale of 75,000 shares of Common Stock held by Mr. Hafer, the Company's President, Chief Executive Officer and Chairman of the Board. Of these shares, 16,000 shares have been sold by Mr. Hafer and 59,000 shares remain eligible for sale. As a result, these shares may be sold at any time into the public market.

ANTITAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue shares of Preferred Stock. Furthermore, certain provisions of the Company's charter documents may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Common Stock. See "Description of Capital Stock."

DILUTION

    The assumed public offering price for the shares of Common Stock offered hereby is substantially higher than the net tangible book value per share of Common Stock. As a result, purchasers of shares of Common Stock in this offering are likely to incur immediate and substantial dilution per share. See "Dilution."

NO DIVIDENDS ON THE COMMON STOCK

    The Company has not paid any cash dividends on the Common Stock since its inception and does not anticipate paying cash dividends for the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,500,000 shares of Common Stock offered hereby, at the public offering price of $5.00 per share, are estimated to be approximately $6.1 million (approximately $6.5 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale, if any, of shares of Common Stock by the Selling Shareholders pursuant to exercise of the Underwriters' over-allotment option. See "Principal Shareholders."

    The Company intends to use approximately $2.0 million of the net proceeds of this offering to repay principal and accrued interest on certain outstanding indebtedness, comprised of a short-term line of credit and a term loan. As of August 31, 1996, the outstanding principal amounts under the short-term line of credit and the term loan were approximately $1.4 million and $546,000, respectively. The short-term line of credit bears interest based on the Bank of Ireland base rate plus 1.75% (7.5% per annum as of August 31, 1996) and matures in May 1997. The term loan bears interest at LIBOR plus 1.75% (8.63% per annum as of August 31, 1996) and matures in February 1999. The remainder of the net proceeds will be used for working capital and other general corporate purposes, including the potential use of a portion of the net proceeds to finance strategic alliances or acquisitions of complementary businesses, products or technologies. Although the Company reviews and considers possible acquisitions on an on-going basis, no specific acquisitions are currently under consideration or discussion. The amounts, if any, actually expended for each described use are at the discretion of the Company and may vary significantly depending on a number of factors, including the Company's future revenue growth, the amount of cash generated by the Company's operations, the progress of the Company's product development programs, changing competitive conditions and market acceptance of the Company's products.

    Pending their uses as set forth above, the net proceeds of this offering will be invested in government securities or in short-term, investment-grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

    The following table sets forth, for the periods indicated, the high and low sale prices of the Common Stock as reported by the Nasdaq National Market. Such quotations do not include retail mark-ups, mark-downs, or other fees or commissions.

                                                                                  HIGH        LOW
                                                                                ---------  ---------
FISCAL YEAR 1997
Third Quarter (through November 11, 1996).....................................  $    6.06  $    5.31
Second Quarter ended August 31, 1996..........................................       7.63       5.00
First Quarter ended May 31, 1996..............................................       8.63       6.25

FISCAL YEAR 1996
Fourth Quarter ended February 29, 1996........................................  $    8.50  $    5.38
Third Quarter ended November 30, 1995.........................................       7.25       5.25
Second Quarter ended August 31, 1995..........................................       7.25       3.75
First Quarter ended May 31, 1995..............................................       4.75       3.25

FISCAL YEAR 1995
Fourth Quarter ended February 28, 1995........................................  $    3.88  $    3.00
Third Quarter ended November 30, 1994.........................................       4.13       2.88
Second Quarter ended August 31, 1994..........................................       4.13       2.25
First Quarter ended May 31, 1994..............................................       6.13       3.38

FISCAL YEAR 1994
Fourth Quarter ended February 28, 1994........................................  $    6.38  $    4.00
Third Quarter ended November 30, 1993.........................................       8.13       4.75
Second Quarter ended August 31, 1993..........................................       8.88       3.13
First Quarter ended May 31, 1993..............................................       4.31       2.88

    On November 11, 1996, the closing sale price of the Common Stock on the Nasdaq National Market was $5.44 per share. As of August 31, 1996, there were approximately 580 owners of record of the Common Stock. Because many of such shares may be held by brokers and other institutions on behalf of shareholders, the Company is unable to estimate the total number of beneficial owners represented by these record holders.

                                DIVIDEND POLICY

    The Company has never paid cash dividends on the Common Stock, and presently intends to retain any future earnings to finance its operations and expand its business. It therefore does not anticipate paying cash dividends for the foreseeable future.

                                    DILUTION

    The net tangible book value of the Company as of August 31, 1996 was approximately $2.6 million or $0.46 per share of Common Stock. Net tangible book value per share represents the Company's total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. Without taking into account any further changes in net tangible book value after August 31, 1996 other than the receipt of the estimated net proceeds from the sale of the 1,500,000 shares of Common Stock offered hereby at the public offering price of $5.00 per share, the net tangible book value of the Company as of August 31, 1996 would have been $8,729,000 million, or $1.23 per share. This represents an immediate increase in net tangible book value of $0.77 per share to existing shareholders and an immediate dilution of $3.77 per share to purchasers of Common Stock in this offering, as illustrated by the following table:

Public offering price per share...............................................             $    5.00
    Net tangible book value per share as of August 31, 1996...................  $    0.46
    Increase per share attributable to new investors..........................       0.77
                                                                                ---------
Net tangible book value per share after this offering.........................                  1.23
                                                                                           ---------
Dilution per share to new investors...........................................             $    3.77
                                                                                           ---------
                                                                                           ---------

    The foregoing excludes (i) 832,500 shares of Common Stock issuable upon exercise of outstanding stock options granted under the LTI Plan, (ii) 205,000 shares of Common Stock reserved for future issuance under the LTI Plan, (iii) 150,000 shares of Common Stock reserved for future issuance under the Director Plan, (iv) 150,000 shares of Common Stock issuable upon exercise of the Representative's Warrant, (v) 25,000 shares of Common Stock issuable upon exercise of the Note Warrant, and (vi) 175,000 shares of Common Stock issuable upon exercise of the Advisor Warrants. The exercise of any of the above described options or warrants may result in additional dilution. See "Management--Long-Term Incentive Plan" and "--Director Plan," "Description of Capital Stock" and "Underwriting."

                                 CAPITALIZATION

    The following table sets forth (i) the actual capitalization of the Company as of August 31, 1996 and (ii) the adjusted capitalization of the Company reflecting the sale of the 1,500,000 shares of Common Stock offered hereby at the public offering price of $5.00 per share and the receipt and application of the net proceeds therefrom (after deducting underwriting discounts and commissions and estimated offering expenses). The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                               AUGUST 31, 1996
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------

                                                                                                (IN THOUSANDS)
Revolving lines of credit.................................................................  $   1,826   $     440
Current portion of long-term debt.........................................................        279         209
                                                                                            ---------  -----------
    Total short-term debt.................................................................      2,105         649
                                                                                            ---------  -----------
Long-term debt, less current portion......................................................      1,011         467
                                                                                            ---------  -----------
    Total debt............................................................................      3,116       1,116
                                                                                            ---------  -----------
Stockholders' equity:
  Common Stock, $.01 par value per share; 25,000,000 shares authorized; 5,590,245 shares issued and outstanding, actual; 7,090,245 shares issued and outstanding, as adjusted
    (1)...................................................................................         56          71
  Additional paid-in capital..............................................................      8,177      14,302
  Retained earnings.......................................................................      1,218       1,218
  Treasury stock..........................................................................       (850)       (850)
  Cumulative translation adjustment.......................................................       (183)       (183)
                                                                                            ---------  -----------
Total stockholders' equity................................................................      8,418      14,558
                                                                                            ---------  -----------
Total capitalization......................................................................  $  11,534   $  15,674
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------

(1) Excludes (i) 832,500 shares of Common Stock issuable upon exercise of outstanding stock options granted under the LTI Plan, (ii) 205,000 shares of Common Stock reserved for future issuance under the LTI Plan, (iii) 150,000 shares of Common Stock reserved for future issuance under the Director Plan,
    (iv) 150,000 shares of Common Stock issuable upon exercise of the Representative's Warrant, (v) 25,000 shares of Common Stock issuable upon exercise of the Note Warrant, and (vi) 175,000 shares of Common Stock issuable upon exercise of the Advisor Warrants. See "Management's Discussion and Analysis of Financial Condition--Liquidity and Capital Resources," "Management-- Long-Term Incentive Plan" and "--Director Plan," "Description of Capital Stock" and "Underwriting."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The consolidated financial data selected by the Company set forth below with respect to the Company's statement of operations data for each of the fiscal years in the three-year period ended February 29, 1996 and with respect to the Company's balance sheet data at February 28, 1995 and February 29, 1996, are derived from the audited consolidated financial statements and notes thereto of the Company included elsewhere herein. The selected consolidated financial data with respect to the statement of operations data for February 29, 1992 and February 28, 1993 and the balance sheet data at February 29, 1992, February 28, 1993 and February 28, 1994 are derived from audited consolidated financial statements not included in this Prospectus. The selected consolidated financial data set forth below with respect to the Company's statement of operations data for the six months ended August 31, 1996 and 1995 and the Company's balance sheet data at August 31, 1996 are derived from unaudited consolidated financial statements included in this Prospectus. The selected financial data with respect to the Company's balance sheet data at August 31, 1995 are derived from unaudited consolidated financial statements not included in this Prospectus. The results of operations for the six months ended August 31, 1996 are not necessarily indicative of results to be expected for any future period of the fiscal year ending February 28, 1997. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                             FISCAL YEAR ENDED                        SIX MONTHS ENDED
                                           -----------------------------------------------------  ------------------------
                                           FEB. 29,   FEB. 28,   FEB. 28,   FEB. 28,   FEB. 29,   AUGUST 31,   AUGUST 31,
                                             1992       1993       1994       1995       1996        1995         1996
                                           ---------  ---------  ---------  ---------  ---------  -----------  -----------

                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:

Total revenues...........................  $   1,452  $   2,799  $  12,206  $  18,325  $  22,291   $  10,063    $  11,620
Cost of sales............................      1,072      1,787      5,407      6,443      7,978       3,368        4,742
                                           ---------  ---------  ---------  ---------  ---------  -----------  -----------
Gross profit.............................        380      1,012      6,799     11,882     14,313       6,695        6,878
Operating expenses.......................        733      2,009      5,195      9,665     11,758       5,418        5,672
                                           ---------  ---------  ---------  ---------  ---------  -----------  -----------
Operating income (loss)..................       (353)      (997)     1,604      2,217      2,555       1,277        1,206
Other expenses (income)..................         47        (17)       139        100        293          98          163
                                           ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income (loss) before taxes...............       (400)      (980)     1,465      2,117      2,262       1,179        1,043
Provision for taxes......................        152     --            255        495        203         130          300
                                           ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net income (loss)........................  $    (552) $    (980) $   1,210  $   1,622  $   2,059   $   1,049    $     743
                                           ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                           ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net income (loss) per share..............  $   (0.21) $   (0.31) $    0.28  $    0.34  $    0.40   $    0.20    $    0.14
                                           ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                           ---------  ---------  ---------  ---------  ---------  -----------  -----------
Weighted average shares outstanding......      2,659      3,192      4,344      4,710      5,188       5,186        5,483

Balance Sheet Data:

Total assets.............................       $720     $1,550     $7,310     $9,958  $  16,672  $   12,036   $   16,060
Working capital (deficit)................       (235)      (391)       656       (566)     1,349         294        1,320
Debt, including current portion..........        181        503      1,798      1,656      4,507       2,946        3,116
Total stockholders' equity...............        112        (35)     1,851      3,352      6,117       4,638        8,418

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING ECONOMIC, COMPETITIVE AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, MARKETS, PRODUCTS, SERVICES AND PRICES, AS WELL AS OTHER FACTORS DISCUSSED IN "RISK FACTORS." THESE AND OTHER FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED.

RECENT DEVELOPMENTS

    On October 29, 1996, Smoky Mountain entered into an agreement with the Atalla Division of Tandem, Inc ("Atalla"). Atalla designs, manufactures and supports secure on-line transaction automation systems for financial, retail and business applications. Under the agreement, Atalla will act as a worldwide non-exclusive value added reseller for Smoky Mountain and will market Smoky Mountain's LAN software and related software with Atalla's APTM Personal Transaction Machine, a point-of-sale terminal. Atalla will receive preferential pricing terms and the parties have also agreed not to market competing products during the two-year term, or any renewal terms, of the agreement.

    The Company anticipates shipments under the agreement to begin in the first calendar quarter of 1997. The Company is currently unable to predict the contribution the agreement will make to its results of operations. Any such contribution is subject to various risk factors and uncertainties, including Atalla's ability to market its products and receive orders, the Company and Smoky Mountain's being able to fulfill and service those orders, the impact of competitive products, timely development and market acceptance of the Company's products and upgrades to existing products and other related risk factors referenced in this Prospectus. See "Risk Factors."

OVERVIEW

    UniComp provides information technology services to businesses located primarily in the United Kingdom and platform-migration software and payment-processing systems to users in North America and Europe. In fiscal year 1996, the Company generated $22.3 million in total revenues, of which $11.4 million were derived from information technology services and $5.5 million were derived from sales of ancillary computer equipment and supplies. The remaining $5.4 million in revenues were derived from license fees for the Company's platform-migration software and payment-processing systems. The Company expects revenues from software licensing to increase as a percentage of total revenues in the future.

    During each of the last three fiscal years, approximately 80% of the Company's total revenues were derived from its international operations. Denomination of the Company's revenues and expenses are generally in corresponding currencies. As a result, the Company has not hedged against foreign currency exchange rate risks to date.

    Cost of sales for maintenance and information technology services includes supplies, parts, subcontractors and other direct costs of delivering the services, except for salary costs, which are included in selling, general and administrative costs. Cost of sales for ancillary computer equipment and supplies consists of the actual cost of the products sold. Cost of sales for software licensing includes amortization of capitalized software development costs, as well as any royalties payable on embedded technologies. The Company amortizes capitalized software development costs over the estimated life of the product, generally three to four years. Gross margins can increase significantly as software licensing revenues increase over amortization costs.

    Selling, general and administrative expenses include salaries and related costs for all employees, travel, internal equipment, premises and marketing costs, as well as general office and administrative costs. Development grants received from the government of Northern Ireland have been recorded as a reduction in selling, general and administrative expenses, or a reduction in capitalized development costs, and are anticipated to remain relatively constant for the foreseeable future. Although the Company expects the dollar amount of selling, general and administrative expenses to increase as the Company grows, it anticipates that these expenses will remain constant or decrease as a percentage of total revenues.

    In the first quarter of fiscal year ending February 28, 1997, the Company began investing in sales and marketing resources associated with the introduction and promotion of new products such as UNIBOL400 and a version of UNIBOL36 supporting Windows NT. Additionally, the Company expanded sales and marketing efforts associated with its newly acquired payment-processing division. These sales and marketing activities increased selling, general and administrative expenses in advance of increases in revenues anticipated from these investments for the six months ended August 31, 1996. The Company expects these expenses as a percentage of total revenues to decrease from that level for the remainder of the fiscal year ending February 28, 1997.

    In April 1996, the Company completed its acquisition of Smoky Mountain, which designs, develops and markets payment-processing systems. The acquisition has been accounted for by the pooling-of-interests method. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The Selected Consolidated Financial Data give retroactive effect to the pooling-of-interests with Smoky Mountain prior to the transaction date since it results in the most meaningful presentation of historical results. As such, the consolidated balance sheets at February 29, 1996 and at February 28, 1995 and 1994 and the consolidated results of operations for the fiscal years ended February 29, 1996 and February 28, 1995 and 1994 present the resulting combined entity in the Supplemental Consolidated Financial Statements included in this Prospectus. See Notes 1 and 3 of Notes to the Supplemental Consolidated Financial Statements.

    On August 1, 1995, the Company acquired certain assets and liabilities of Advec Limited ("Advec"), a provider of information technology services and ancillary products in Northern Ireland. The acquisition has been accounted for by the purchase method. As such, Advec's results of operations have been included since the date of acquisition.

RESULTS OF OPERATIONS

    The following table summarizes the Company's results of operations in dollars and as a percentage of total revenues for the fiscal years ended February 29, 1996 and February 28, 1995 and 1994 and the six months ended August 31, 1996 and 1995.

                                                             FISCAL YEAR ENDED                       SIX MONTHS ENDED
                                               ----------------------------------------------  ----------------------------
                                                  FEB. 28,        FEB. 28,        FEB. 29,      AUGUST 31,     AUGUST 31,
                                                    1994            1995            1996           1995           1996
                                               --------------  --------------  --------------  -------------  -------------
                                                                          (DOLLARS IN THOUSANDS)
Total revenues...............................  $12,206  100.0% $18,325  100.0% $22,291  100.0% $10,063 100.0% $11,620 100.0%
Cost of sales................................    5,407   44.3    6,443   35.2    7,978   35.8   3,368   33.5   4,742   40.8
                                               -------  -----  -------  -----  -------  -----  ------  -----  ------  -----
Gross profit.................................    6,799   55.7   11,882   64.8   14,313   64.2   6,695   66.5   6,878   59.2
Operating expenses...........................    5,195   42.6    9,665   52.7   11,758   52.7   5,418   53.8   5,672   48.8
                                               -------  -----  -------  -----  -------  -----  ------  -----  ------  -----
Operating income.............................    1,604   13.1    2,217   12.1    2,555   11.5   1,277   12.7   1,206   10.4
Other expenses (income)......................      139    1.1      100    0.5      293    1.3      98    1.0     163    1.4
                                               -------  -----  -------  -----  -------  -----  ------  -----  ------  -----
Income before taxes..........................    1,465   12.0    2,117   11.6    2,262   10.2   1,179   11.7   1,043    9.0
Provision for taxes..........................      255    2.1      495    2.7      203    0.9     130    1.3     300    2.6
                                               -------  -----  -------  -----  -------  -----  ------  -----  ------  -----
Net income...................................  $ 1,210    9.9% $ 1,622    8.9% $ 2,059    9.3% $1,049   10.4% $  743    6.4%
                                               -------  -----  -------  -----  -------  -----  ------  -----  ------  -----
                                               -------  -----  -------  -----  -------  -----  ------  -----  ------  -----

    SIX MONTHS ENDED AUGUST 31, 1996 COMPARED TO SIX MONTHS ENDED AUGUST 31,
  1995

    REVENUES. Revenues for the six months ended August 31, 1996 increased to $11.6 million compared to $10.1 million for the comparable period in the prior fiscal year, an increase of $1.5 million or 15.5%.

    Revenues from maintenance and other information technology services increased to $6.8 million for the six months ended August 31, 1996 from $5.0 million for the comparable period in the prior fiscal year, an increase of $1.8 million or 36.7%. A portion of this increase was due to approximately $450,000 of additional maintenance and service revenues for the six months ended August 31, 1996 arising as a result of the Advec acquisition. The remainder of the increase was due to an increase in revenues from new and renewed hardware and software maintenance contracts, as well as an increase in services such as custom programming and implementation and consultancy.

    Revenues from sales of equipment and supplies remained consistent at $2.6 million for the six months ended August 31, 1996 and 1995. An increase in equipment revenues from the Advec acquisition of approximately $500,000 was offset by overall decreases in equipment sales from other divisions in Northern Ireland during the six months ended August 31, 1996. The Company sells computer equipment and supplies as an adjunct to the maintenance, consulting, and custom programming businesses. These products have relatively low profit margins compared to other revenue sources.

    Revenues from software licensing decreased slightly to $2.2 million for the six months ended August 31, 1996 compared to $2.5 million for the comparable period in the prior fiscal year, a decrease of $262,000 or 10.6%. This decrease was primarily due to the recognition for the six months ended August 31, 1995 of $950,000 of revenue associated with a large sale of platform-migration software to Siemens Nixdorf totaling $1.5 million for the fiscal year ended February 29, 1996. In addition, UNIBOL36 licensing continues to decline as its product life cycle reaches maturity with revenues of $680,000 for the six months ended August 31, 1996 compared to $990,000 for the comparable period in the prior fiscal year, a decrease of $310,000. The Company released a version of UNIBOL36 supporting Windows NT in September 1996 which is anticipated to expand the UNIBOL36 market and may cause an increase in UNIBOL36 revenues in the second half of fiscal year ending February 28, 1997 as compared to the first half of the year. This decrease was partially offset by revenues generated by UNIBOL400 of $215,000 for the first half of fiscal year ending February 28, 1997 as the Company's distributors and resellers utilize and market this product and begin installs at customer sites.

    Revenues generated from payment-processing systems continue to grow dramatically as this segment expands both market penetration for existing products and gains market acceptance of new products. Revenues from payment-processing systems increased to $977,000 for the six months ended August 31, 1996 from $250,000 in the comparable period of the prior fiscal year, an increase of $727,000.

    INTERNATIONAL REVENUES. Revenues from international operations, principally in the United Kingdom, increased to $9.4 million for the six months ended August 31, 1996 from $8.9 million for the comparable period in the prior fiscal year, an increase of $481,000 or 5.4%. This increase was primarily attributable to increased revenues arising as a result of the Advec acquisition and increased revenues from additional contracts and the renewal of existing contracts offset by a decline in revenues from the sale of platform-migration software as a result of the prior year's large sale to Siemens Nixdorf and an overall decrease in platform-migration revenues.

    Revenues in the United States increased to $2.2 million for the six months ended August 31, 1996 from $1.1 million for the comparable period in the prior fiscal year, an increase of $1.1 million or 97.6%. This increase was primarily due to a $749,000 increase in revenues from the payment-processing division for the first half of fiscal year 1997. Additionally, domestic revenues from the UNIBOL division increased to $945,000 for the six months ended August 31, 1996 from $632,000 in the comparable period of the prior fiscal year, and increase of $313,000.

    GROSS PROFIT. Gross profit for maintenance and other information technology services declined slightly to 82.6% of maintenance and service revenues for the six months ended August 31, 1996 from 88.8% for the comparable period in the prior fiscal year due principally to pricing pressure caused by more competitive market conditions on bids for new and renewed contracts.

    Gross profit for equipment and software declined to 26.4% of equipment and software revenues for the six months ended August 31, 1996, compared to 44.9% or the comparable period in the prior fiscal year. The decrease in gross margin on equipment and software was principally due to an increase in amortization of approximately $200,000 on capitalized software based on the first release of UNIBOL400 in the fourth quarter of the fiscal year ended February 29, 1996 and the decline in software licensing revenues described above. These margins are expected to increase in future periods as UNIBOL400 and payment-processing systems gain additional market acceptance and licensing revenues increase.

    OPERATING EXPENSES. Selling, general and administrative expenses increased to $5.3 million for the six months ended August 31, 1996 compared to $5.1 million for the comparable period in the prior fiscal year, and increase of $241,000 or 4.7%. This increase was primarily a planned result of increased costs associated with sales and marketing personnel, increased advertising, and the introduction and promotion of new products. Selling, general and administrative expenses as a percentage of total revenues improved to 46.0% for the six months ended August 31, 1996 compared to 50.5% for the comparable period in the prior fiscal year. The largest component of the Company's selling, general and administrative expenses consisted of employee salaries and related costs, which were $4.1 million for the six months ended August 31, 1996 compared to $3.9 million for the six months ended August 31, 1995.

    OTHER EXPENSES. Other expense was $163,000 for the six months ended August 31, 1996 as compared to $98,000 for the comparable period in the prior fiscal year. The interest expense component increased to $150,000 for the six months ended August 31, 1996 from $100,000 for the comparable period in the prior fiscal year. The increase in interest expense was principally due to interest costs associated with the $2.0 million principal amount of 7.0% convertible notes issued in December 1995. All of these notes have been converted into shares of the Company's common stock as of August 31, 1996.

    TAXES. The effective income tax rate (income taxes expressed as a percentage of pretax income) was 28.8% for the six months ended August 31, 1996, compared to 11.0% for the comparable period in the prior fiscal year. This increase was principally due to the fact that the Company became fully taxable after the elimination of the valuation allowance on the Company's deferred tax asset during fiscal year ended February 28, 1996, which has resulted in an increase in the tax provision for the first half of fiscal year 1997 to $300,000 from $130,000 for the comparable period in the prior fiscal year, an increase of $170,000. Upon completion of an examination by the Inland Revenue Bureau in the second quarter of fiscal year 1997, the Company recorded a tax credit of $51,000. The Company's effective income tax rate exclusive of this tax credit was 33.7%.

    FISCAL YEAR ENDED FEBRUARY 29, 1996 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 1995

    REVENUES. Revenues for fiscal year 1996 increased to $22.3 million compared to $18.3 million for fiscal year 1995, an increase of $4.0 million or 21.6%.

    Revenues from maintenance and other information technology services increased to $11.4 million for fiscal year 1996 from $9.0 million for fiscal year 1995, an increase of $2.4 million or 27.6%. Revenues arising from the Advec acquisition contributed approximately $330,000 to such increase. The remainder of the increase was due principally to the effects of a full year of revenue from CI Computer Software Limited ("CICS"), which was acquired in September 1994, and the increase in revenues from additional contracts and the renewal of existing contracts.

    Revenues from the sale of ancillary equipment and supplies increased to $5.5 million for fiscal year 1996 from $4.1 million for fiscal year 1995, an increase of $1.4 million or 34.2%. The increase was principally due to a large sale to British Coal and the Advec acquisition.

    Revenues from software licensing increased to $5.4 million for fiscal year 1996 compared to $4.8 million for fiscal year 1995, an increase of $560,000 or 11.7%. Software sales from payment-processing systems increased to $790,000 for fiscal year 1996 from $360,000 for fiscal year 1995, an increase of 119.2%.

    The foregoing increases were partially offset by the elimination of sound system revenues for fiscal year 1996 as a result of the divestiture of the Company's sound systems business in the prior fiscal year.

    INTERNATIONAL REVENUES. Revenues from international operations, principally in the United Kingdom, increased to $18.7 million for fiscal year 1996 from $15.5 million for fiscal year 1995, an increase of $3.2 million or 20.2%. Revenues in the United States increased to $3.6 million for fiscal year 1996 from $2.8 million for fiscal year 1995, an increase of $800,000 or 29.9%.

    GROSS PROFIT. Gross profit for maintenance and other information technology services declined slightly to 84.0% of maintenance and other information technology service revenues for fiscal year 1996 from 88.2% for fiscal year 1995, primarily due to reduced profits attributable to increased price competition.

    Gross profit for ancillary equipment and software was 43.5% of ancillary equipment and software revenues for fiscal year 1996 compared to 43.0% for fiscal year 1995. Increased amortization on capitalized software based on the first release of UNIBOL400 in the fourth quarter of fiscal year 1996 was offset by higher margins on sales of payment-processing systems.

    OPERATING EXPENSES. Selling, general and administrative expenses increased to $11.0 million for fiscal year 1996 compared to $9.0 million for fiscal year 1995, an increase of $2.0 million or 22.6%. This increase was primarily related to increased salaries and related costs due to the full-year effect of the CICS acquisition for fiscal year 1996 and the effect of additional expenses from the date of the Advec acquisition. Selling, general and administrative expenses as a percentage of total revenues remained relatively constant at 49.6% for fiscal year 1996 compared to 49.2% for fiscal year 1995.

    OTHER EXPENSES. Other expenses increased to $293,000 for fiscal year 1996 compared to $100,000 for fiscal year 1995, an increase of $193,000. Interest, the primary component of other expenses, increased to $251,000 for fiscal year 1996 from $224,000 for fiscal year 1995, an increase of $27,000 or 12.1%. The increase in interest expense was due to the issuance of $2.0 million principal amount of 7.0% convertible promissory notes in December 1995. The Company also initiated new borrowings from the Bank of Ireland related to the acquisition of a new building for Company operations in Belfast, Northern Ireland. Other income for fiscal year 1995 included the gain on the disposition of the Company's sound systems business of $154,000.

    TAXES. The effective income tax rate (income taxes expressed as a percentage of pretax income) was 9.0% for fiscal year 1996, compared to 23.4% for fiscal year 1995. Substantially all the tax expense recorded in fiscal year 1995 related to operations in the United Kingdom. Approximately $450,000 of tax expense was recorded for operations in the United Kingdom for fiscal year 1996. Additionally, in fiscal year 1996 approximately $55,000 of tax expense was recorded in the United States for certain state taxes and federal alternative minimum taxes. However, the $505,000 of total tax expense recorded for fiscal year 1996 was reduced by approximately $302,000 due to elimination of the deferred tax asset valuation allowance relating to the net operating loss carryforward in the United States. Based on the Company's earnings history and projected future taxable income, management determined that it was more likely than not that the balance of the deferred tax asset would be realized in future periods. Due to the elimination of the deferred tax asset valuation allowance, the effective income tax rate in future periods is expected to significantly increase.

    FISCAL YEAR ENDED FEBRUARY 28, 1995 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 1994

    REVENUES. Revenues for fiscal year 1995 increased to $18.3 million compared to $12.2 million for fiscal year 1994, an increase of $6.1 million or 50.1%. Revenues from maintenance and other information technology services increased to $8.9 million for fiscal year 1995 from $5.7 million for fiscal year 1994, an increase of $3.2 million or 57.7%. Revenues from sales of ancillary equipment and software increased to $8.9 million for fiscal year 1995 from $6.0 million for fiscal year 1994, an increase of $2.9 million or 47.8%. These increases were due principally to the inclusion of ICGL revenues of $14.5 million for an entire year for fiscal year 1995 compared to $9.1 million for only nine months in fiscal year 1994. Sound system revenues decreased to $468,000 for fiscal year 1995 from $503,000 for fiscal year 1994 due to the disposition of the Company's sound systems business in fiscal year 1995.

    INTERNATIONAL REVENUES. Revenues in the United Kingdom increased to $15.5 million for fiscal year 1995 from $9.6 million for fiscal year 1994, an increase of $5.9 million or 62.3%. This increase was primarily due to the inclusion of the ICGL revenues for an entire year in fiscal year 1995 compared to revenues for only nine months in fiscal year 1994. Other increases were due to the inclusion of revenues from CICS, which was acquired in September 1994, of approximately $533,000 and increases in software license and maintenance fees.

    Revenues in the United States increased to $2.8 million for fiscal year 1995 from $2.6 million for fiscal year 1994, which was principally due to an increase in revenue from sales of payment-processing systems of approximately $475,000 from fiscal year 1994 to fiscal year 1995. Payment-processing systems sales began in October 1993 and accounted for revenues of $50,000 for fiscal year 1994. This increase was offset by a decrease in certain information technology service revenues of $207,000 to $182,000 for fiscal year 1995 from $389,000 for fiscal year 1994.

    GROSS PROFIT. Gross profit increased to 64.8% of total revenues for fiscal year 1995 compared to 55.7% of total revenues in fiscal year 1994. The increase in gross profit was primarily due to the acquisition of ICGL and continued growth of operations in the United Kingdom.

    OPERATING EXPENSES. Selling, general and administrative expenses increased to $9.0 million for fiscal year 1995 from $4.6 million for fiscal year 1994, an increase of $4.4 million or 96.0%. The increase was due principally to the inclusion of ICGL for the entire year in fiscal year 1995.

    OTHER EXPENSES. Other expenses decreased to $100,000 for fiscal year 1995 compared to $139,000 for fiscal year 1994, a decrease of $39,000 or 27.7%. The interest expense component increased to $224,000 for fiscal year 1995 from $174,000 for fiscal year 1994 due principally to a full year of debt service on the purchase of ICGL. Other income in fiscal year 1995 included the gain on disposal of the Company's sound systems business of $154,000.

    TAXES. The effective income tax rate (income taxes expressed as a percentage of pretax income) was 23.4% for fiscal year 1995, compared to 17.4% for fiscal year 1994. Substantially all of the tax expense recorded in fiscal years 1995 and 1994 related to operations in the United Kingdom. During fiscal year 1994, the Company utilized all remaining tax loss carryforwards in the United Kingdom, thereby increasing the effective income tax rate in fiscal year 1995 compared to fiscal year 1994.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has experienced significant growth, with total revenues growing to $22.3 million for fiscal year 1996 from $12.2 million for fiscal year 1994, a compound annual growth rate of approximately 35%. During this period, the Company has met its liquidity requirements primarily through operations, private placements of debt and equity securities, bank financing and grants from the government of Northern Ireland.

    The Company has generated positive operating cash flows of $2.5 million, $2.8 million and $3.0 million for each of fiscal years 1996, 1995 and 1994. During the fiscal year ended February 29, 1996, the Company expended $1.6 million for capital improvements, including approximately $600,000 for a new building in Northern Ireland. The Company also expended $1.0 million to purchase the rights to use and modify the source code for the database embedded in the UNIBOL400 product. Other significant investing expenditures in fiscal year 1996 included the Advec acquisition for approximately $420,000, and increased capitalization of internally developed software costs of approximately $600,000 to $1.7 million in fiscal year 1996 from $1.1 million in fiscal year 1995, principally due to an increase in development costs necessary to bring the UNIBOL400 product to general availability.

    The Company issued $2.0 million principal amount of 7.0% convertible promissory notes in December 1995. The proceeds from the convertible promissory notes were used to acquire the rights to use and modify the source code of the database embedded in the UNIBOL400 product and for general working capital purposes. As of August 31, 1996, all the principal and related accrued interest thereon had been converted into 430,291 shares of Common Stock.

    In connection with the addition of the new building in Belfast, Northern Ireland, the Company secured a 10-year variable interest mortgage based on LIBOR plus 1.75% (8.63% per annum as of August 31, 1996) of approximately $690,000 payable with quarterly installments of approximately $17,300. Other significant sources of cash from financing activities include additional borrowings of approximately $417,000 on the short-term line of credit in the United Kingdom and of approximately $618,000 of proceeds from the exercise of stock options.

    The Company received grants to fund research and development from the government of Northern Ireland of approximately $389,000, $369,000 and $285,000 for fiscal years 1996, 1995 and 1994, respectively. These grants are subject to the legislative rules and regulations of Northern Ireland and the United Kingdom. Management does not anticipate that the receipt of grants will diminish significantly in the foreseeable future; however, there can be no assurance that the Company will be able to continue to receive such grants.

    The Company believes that the net proceeds of this offering, together with cash generated from operations and available credit, if necessary, will be sufficient to meet its working capital needs both on a short- and a long-term basis. However, the Company's capital needs will depend on many factors, including the Company's ability to maintain the upward trend of profitable operations, the need to develop and improve products, and various other factors. Depending on its working capital requirements, the Company may seek additional financing through debt or equity offerings in the private or public markets at any time. The Company's ability to obtain additional financing will depend on its results of operations, financial condition and business prospects, as well as conditions then prevailing in the relevant capital markets. There can be no assurance that financing will be available or, if available, will be on terms acceptable to the Company.

SEASONALITY AND INFLATION

    The Company's operations have not proven to be significantly seasonal, although quarterly revenues and net income may vary. Although the Company cannot accurately determine the amounts attributable thereto, the Company has been affected by inflation through increased costs of employee compensation and other operating expenses. The Company believes that these have not had a material effect on the Company's results of operations or financial condition.

                                    BUSINESS

OVERVIEW

    UniComp provides information technology services to businesses located primarily in the United Kingdom and platform-migration software and payment-processing systems to users in North America and Europe. The Company's strategy is to emphasize its platform-migration and payment-processing software products and to expand its services business within its existing geographic markets. The Company believes this strategy will allow it to expand profit margins and provide its high-quality information technology services to a broad and growing installed base of users of its platform-migration and payment-processing products.

    The Company has experienced significant growth, with total revenues growing to $22.3 million for fiscal year 1996 from $12.2 million for fiscal year 1994, a compound annual growth rate of approximately 35%. In fiscal year 1996, approximately 51% of total revenues were derived from the Company's maintenance and other information technology services, with more than 80% of total revenues attributable to international operations, primarily in Northern Ireland.

    INFORMATION TECHNOLOGY SERVICES

    The worldwide information technology industry is characterized by rapid technological change, which often leads to increased costs of maintaining internal information technology resources capable of responding to such change. The Company believes that, as companies strive to compete and utilize complex new technologies, more companies will move toward outsourcing their information technology requirements. The Company believes that this movement will enhance its information technology services business.

    The Company provides information technology services, including maintenance and support services, installation and integration of software and hardware systems and outsourcing of information technology services. Maintenance and support services consist of system upkeep, including system maintenance, technical support and training. Installation and integration services include system consulting and design, custom software modification, software installation and testing, as well as a broad range of systems configuration and integration services for computer networks. The Company also provides information technology services to businesses on an outsourced basis, thereby offering its customers an opportunity to reduce information technology overhead while continuing to respond to technological change. Outsourcing services include disaster recovery, facilities management and related information technology support services.

    PLATFORM-MIGRATION SOFTWARE

    During the past several years, there has been a movement in the computer industry from proprietary systems toward open and portable systems. The Company believes that decreasing prices, increasing functionality in information technology products and the inherent constraints of proprietary platforms have contributed to increased market acceptance of open systems and customer demand for information technology products based on such systems. Changing to new computing platforms, however, often results in significant disruption of business operations as users are retrained and software errors are discovered and corrected. Also critical is the potential loss of data contained in existing databases that may result from a change to new applications software.

    In response to the demand for applications software capable of running on multiple computing platforms, UniComp has developed platform-migration software that rehosts existing code to an open computing platform. The Company believes that its UNIBOL rehosting solution allows businesses and independent software vendors ("ISVs") to migrate their applications software to open systems in a more cost-effective manner than competing methodologies. Rehosting enables businesses to retain their investment in existing software and databases. Rehosting also allows ISVs to expand their market opportunities without replacing or rewriting applications, retraining or replacing software developers or incurring the cost and disruption of re-engineering their products.

    PAYMENT-PROCESSING SYSTEMS

    Payment processing refers to the sequence of activities that occur among a customer, a merchant and a payment processor when goods or services are sold. Payment processing for commercial businesses has grown rapidly in recent years as a result of a proliferation in and increased usage of credit and debit cards and wider acceptance of such cards among merchants. Advances in payment-processing and telecommunications technologies have also been key factors contributing to such growth. The Company believes that the transition from paper-based to electronic payment processing provides greater convenience to merchants and consumers, reduces fees charged to merchants and facilitates faster, more accurate settlement of payments.

    The Company designs, develops and markets payment-processing systems that provide merchants with greater hardware independence by supporting a variety of hardware platforms, including personal computers, point-of-sale terminals and other peripheral devices. Payment-processing systems include the software and hardware combinations that allow electronic settlement of payment transactions. The Company's strategy in the payment-processing market is to focus its sales and marketing efforts on the relatively small number of large payment processors and hardware vendors. The Company is currently selling its payment-processing systems to each of the three largest payment processors in the United States, which together represent over one million merchant locations and more than $250 billion in annual transaction volume.

MARKETS

    INFORMATION TECHNOLOGY SERVICES

    The worldwide information technology industry is characterized by rapid technological change, which often leads to increased costs of maintaining internal information technology resources capable of responding to such change. According to the Outsourcing Institute, a leading industry publication, the worldwide information technology services market, which includes maintenance, support and systems integration services, was estimated to be $38 billion in 1995 and is expected to grow to $65 billion by 1998. The information technology services market in Northern Ireland, where more than 80% of the Company's total revenues are derived, is estimated by the Company to have been approximately $150 million in 1995. The Company believes that the information technology markets in Northern Ireland and the United Kingdom are regionally focused and highly fragmented, with the U.K. market being substantially larger than that of Northern Ireland. The Company believes that as companies strive to compete and utilize complex new technologies, more companies will move toward outsourcing their information technology requirements.

    PLATFORM-MIGRATION SOFTWARE

    IBM's midrange computing platforms, the System/36 and the AS/400, have served as a popular computing solution for business applications since IBM's introduction of these two systems in 1983 and 1988, respectively. While IBM discontinued producing the System/36 in 1988, industry sources estimate approximately 150,000 System/36 systems remained in use worldwide at the end of 1995. Industry publications estimate that over 360,000 AS/400 systems were in use worldwide at the end of 1995. The Gartner Group estimates that, by the end of 1997, the installed base of AS/400 systems will increase to over 450,000 systems worldwide.

    In adopting IBM's midrange computing platforms, businesses, and the ISVs that support them, have invested substantial resources developing applications software that provides a wide variety of manufacturing, accounting and other information-management functions. According to industry sources, by 1995, an estimated 25,000 software applications had been developed for use on AS/400 systems. Development of applications software intended for use on IBM's midrange computing platforms continues, assisted by approximately 8,000 ISVs that IBM estimates develop and market applications software for the AS/400 platform. In 1995, these ISVs generated an estimated $2.5 billion in revenues from AS/400 applications software sales.

    IBM computing platform users and developers have historically been constrained by the nonportable and proprietary nature of IBM's operating systems. Software applications written for the System/36 and AS/400 platforms would not run on other computing platforms, including those using open operating systems such as UNIX, or other portable operating systems such as Windows NT. These other computing platforms often offer users significant advantages, including access to a wider range of software and hardware vendors, as well as increased system capacity, interoperability and scalability. Since the late 1980s, vendors of hardware and, to a lesser extent, software have experienced substantial price reductions of their products due to increased competition and the availability of alternative operating systems. The Company believes that decreasing prices and increasing functionality in information technology products have also led to increased market acceptance of open systems and customer demand for information technology products based on such systems. The Gartner Group estimates that sales of server/host systems based on the UNIX and Windows NT operating systems will increase to $40 billion annually by the year 2000, up from an estimated $22 billion in 1996. Industry sources estimate that the UNIX applications software market is currently smaller, but growing faster, than the AS/400 applications software market.

    Changing to new computing platforms often results in significant disruption of business operations as users are retrained and errors in the new software are discovered and corrected. Even more critical to many businesses is the potential loss of data contained in existing databases that may result from a change to new applications software. ISVs must also adapt to customer demands associated with increased popularity of new computing platforms. ISVs that have developed successful AS/400 applications software are faced with the challenge of migrating their products to new platforms to meet customer demands while maintaining their existing customer base for applications software running on the AS/400 platform.

    Approaches to migrating System/36 and AS/400 systems may be summarized as follows:

REFACING              Refacing involves replacing the "green-screen" interface with a graphical user interface. Because refacing affects only the end-user interface, the source code must still be run on the original computing platform, thereby defeating the goal of many users to upgrade system performance, interoperability and scalability.

RE-ENGINEERING        Re-engineering requires rewriting existing applications software to enable it to operate on a new computing platform. Since this entails completely rewriting applications software to meet customer requirements, it often results in increased cost, risk of failure, disruption and delay.

PACKAGED SOLUTIONS    Migrating to a new computing platform can sometimes be accomplished by installing an applications software package that has been
                      independently developed to run on open or portable platforms. While a substantial number of packaged software applications are available, businesses implementing this approach will often have to abandon their investment in existing databases and software and may incur substantial retraining costs.

REHOSTING             Rehosting involves migration of applications software to a new computing platform with minimal change to the source code or user interface. Rehosting is achieved by rebuilding applications software to run efficiently on the new computing platform. This solution often enables businesses to enjoy the continued use of their existing programs and databases, reduce retraining costs and obtain the advantages of a new computing platform. The Company offers a rehosting solution through its UNIBOL product line.

    PAYMENT-PROCESSING SYSTEMS

    The market for payment-processing systems has grown substantially over the last several years as electronic-based transaction settlement has begun to replace paper-based settlement. According to Credit Card News, a leading industry publication, the total U.S. credit-card charge volume for VISA and MasterCard was in excess of $530 billion in 1995 and represented in excess of 9 billion transactions, up from $440 billion and 7.6 billion transactions in 1994. The market for check verification services has also demonstrated rapid growth. The dollar volume of checks verified in 1995 increased 18.1% to $178 billion from $151 billion in 1994.

    The payment-processing market is dominated by a few large transaction-processing companies, the five largest of which, the Company believes, are as follows:

                                                                                         AGGREGATE        MERCHANT
                                                                                     TRANSACTION VOLUME   LOCATIONS
                                                                                     ------------------  -----------
First Data Merchant Services.......................................................   $  129.5 billion      558,000
National Processing, Inc...........................................................   $   65.7 billion      125,000*
National Data Corporation..........................................................   $   65.0 billion*     400,000*
Bank of America....................................................................   $   24.8 billion       95,000
First USA Payment Tech, Inc........................................................   $   24.6 billion      180,000

------------------------

Sources: Credit Card News, June 15, 1996; *Company estimates

STRATEGY

    The Company's strategy is to become the leading provider of platform-migration software and hardware-independent payment-processing systems to businesses worldwide, and to continue to provide high-quality information technology services in the United Kingdom. Key elements of this strategy include:

    LEVERAGE COMPLEMENTARY BUSINESSES. The Company intends to initiate efforts to market its information technology services to its platform-migration software and payment-processing systems clients. The Company believes that cross-selling among its different businesses will increase total revenues by expanding the range of customers to whom it can effectively market its information technology services and products.

    EMPHASIZE SOFTWARE PRODUCTS. To enhance its current competitive advantage, the Company intends to continue to invest in product development and marketing. Initially, the Company intends to focus on its UNIBOL400 product, including developing support for programs written using the COBOL/400 language, as well as support for the Windows NT platform. The Company is also developing enhancements and add-ons to its payment-processing systems to provide data collection for time and attendance reporting, inventory ordering, frequent shopper programs, electronic benefits processing and remote bill paying. Finally, the Company intends to expand its marketing efforts for platform-migration software and payment-processing systems, primarily through increasing its direct sales force to better penetrate target markets.

    EXPAND WITHIN EXISTING GEOGRAPHIC MARKETS. The Company believes that its success to date is partially attributable to a preference by many companies located in Northern Ireland and the United Kingdom to conduct business with regional providers of information technology services. The Company intends to leverage its name recognition and reputation within its existing geographic markets to increase its market share in Northern Ireland and expand its customer base throughout the United Kingdom.

    EXPAND DISTRIBUTION CHANNELS. The Company intends to continue to emphasize distribution of its platform-migration software and payment-processing systems through multiple distribution channels. It currently markets and distributes its platform-migration software through its direct sales force, as well as through independent distributors in over 30 countries. Additionally, the Company has entered into strategic or marketing relationships with major UNIX hardware system vendors, including Hewlett-Packard, Siemens Nixdorf and Data General, as well as international systems integrators. The Company also markets and sells its platform-migration software through ISVs. The Company believes that its multichannel distribution strategy enables it to effectively market its products and services to a wide range of potential customers. The Company currently markets its payment-processing systems through large transaction-processing companies, as well as point-of-sale hardware and software vendors.

    ACQUIRE STRATEGIC BUSINESSES, PRODUCTS AND TECHNOLOGIES. The Company intends to continue to seek opportunities to acquire businesses, products and/or technologies that it believes will complement its business operations. The Company seeks opportunistic acquisitions that may provide complementary technology, expertise or access to certain distribution channels. In addition, the Company may seek to acquire certain component technologies that may provide opportunities to accelerate its product development efforts.

PRODUCTS AND SERVICES

    UniComp provides information technology services and designs, develops and markets platform-migration software and payment-processing systems. In fiscal year 1996, UniComp generated $22.3 million in total revenues, of which $11.4 million were derived from information technology services and $5.5 million were derived from sales of ancillary computer equipment and supplies. The remaining $5.4 million in revenues were derived from license fees for the Company's platform-migration software and payment-processing systems.

    INFORMATION TECHNOLOGY SERVICES

    The Company provides a wide variety of information technology services, including maintenance and support services, installation and integration of software and hardware systems and outsourcing of information technology services. Maintenance and support services consist of system upkeep, including computer system maintenance, technical support and training. Installation and integration services include system consulting and design, custom software modification, software installation and testing, as well as a broad range of systems configuration and integration services for computer networks. The Company also provides information technology services to businesses on an outsourced basis, offering its customers an opportunity to reduce information technology overhead while continuing to respond to technological change. Outsourcing services include disaster recovery, facilities management and related information technology support services.

    Typically, the Company's maintenance and support contracts are for an initial term of one to three years and are terminable by either party upon three months' notice subsequent to the initial term. The Company's installation and integration contracts typically provide for payment on a time-and-materials basis and are terminable by the customer on 30 days' notice. Outsourcing agreements vary by customer, depending on the type of service to be provided by the Company.

    PLATFORM-MIGRATION SOFTWARE

    The Company designs, develops and markets platform-migration software under its UNIBOL brand.

    UNIBOL36. The UNIBOL36 system rehosts applications software written in RPG or COBOL, and related data, from IBM's System/36 to UNIX or Windows NT systems. During each of the last three fiscal years, the UNIBOL36 product has been the Company's largest source of revenues from software licensing.

    UNIBOL400. The UNIBOL400 system rehosts applications software written in RPG/400 from IBM's AS/400 to UNIX systems. The Company released version 1.05, the first version released for widespread commercial distribution, in February 1996. In August 1996, the Company released a version supporting Oracle database connectivity. As of August 31, 1996, the UNIBOL400 system was installed at 10 sites in the United States and Europe.

    Advantages of the UNIBOL rehosting solution include:

VERSATILITY           The UNIBOL36 system enables the migration to open systems of applications software written in either RPG or COBOL languages. The
                      Company currently offers the UNIBOL36 system on most major UNIX platforms, including IBM RS/6000, HP9000, Siemens Nixdorf RM Series,
                      DEC Alpha, Sun Sparcstation, Data General Aviion and Intel/SCO UNIX.
                      The UNIBOL400 system currently supports applications software written in the most popular AS/400 language, RPG/400. The Company expects to release a version that supports COBOL/400 in calendar year 1997. The
                      UNIBOL400 system is currently available on four UNIX hardware platforms, including two of the most popular UNIX platforms. In
                      September 1996, the Company released its UNIBOL36 NT product, which supports the Windows NT platform. The Company also plans to develop a version of the UNIBOL400 system that supports Windows NT.

USER INTERFACE        The UNIBOL systems preserve the "look and feel" of the legacy system's user interface, thereby saving businesses that are migrating to a new computing platform substantial retraining, documentation and technical support costs. By enabling the use of a single set of end-user documentation, this feature allows for efficient technical support of applications software running on multiple computing platforms.

DEVELOPER INTERFACE   The UNIBOL systems offer software developers many System/36- and
                      AS/400-style development tools, as well as access to native UNIX development facilities. This feature facilitates the transition from a
                      System/36 or AS/400 development environment to a UNIBOL environment on new computing platforms and allows further development of migrated applications software.

NATIVE ENVIRONMENT    The UNIBOL36 and UNIBOL400 systems are native System/36 and AS/400 application development and execution environments for open systems, essentially replacing the functionality of the proprietary operating system under which the applications software was written. The Company believes that, as a native open-systems environment, the UNIBOL environment generally enables applications software to operate at least as efficiently as under the original proprietary operating system.

MILLENNIUM FEATURE    Many software applications contain six-character date fields with a two-character year that will incorrectly interpret the year 2000 as the year 1900. The Company's UNIBOL36 product solves this rapidly approaching problem through an algorithm that interprets two-digit years that are less than 40 as being in the 21st century rather than the 20th century, thereby solving the millennium problem without extensive re-coding. Users may change year settings to increase or decrease the trigger value.

    PAYMENT-PROCESSING SYSTEMS

    The Company designs, develops and markets software and hardware systems to facilitate the settlement of electronic payment transactions. Functions supported by the Company's payment-processing systems include credit, debit and purchase-card processing, check authorization and guarantee, signature capture, communication, retrieval and address verification. To address the lack of interoperability that now exists among many vendors' hardware and software products, the Company's payment-processing systems are designed to provide payment processors and merchants with a high degree of hardware independence by supporting a variety of hardware platforms, including personal computers and certain point-of-sale terminals, as well as the Company's own payment-processing hardware and other peripheral devices.

    The Company believes its Universal Payment Software ("UPS") to be the most critical component of its payment-processing systems. The UPS applications software facilitates transaction processing at merchant locations and operates on a variety of hardware platforms, including personal computers, the Company's Universal Payment Adapter Master Controller and certain electronic cash registers ("ECRs"). The UPS applications software facilitates a variety of functions, including credit, debit and purchase-card processing, check authorization and guarantee, signature capture, communication and retrieval and address verification.

    The Company also designs, develops and markets a variety of ancillary hardware, software and related systems that comprise certain of its payment-processing systems. The Company's Universal Terminal Software acts as the application environment for a variety of point-of-sale peripherals, while the Universal Payment Host resides on a personal computer located at the payment transaction processor and collects data for authorization and settlement processing on the host computer. The Company's Universal Payment Adaptor Master Controller and Universal LAN Adapter products provide the hardware platforms on which the UPS applications software operates and supports connectivity with up to 63 peripheral devices, including several types of point-of-sale terminals, ECRs, printers and other devices, as well as entire local area networks.

MARKETING AND DISTRIBUTION

    The Company currently markets and distributes its services and products in the United States and the United Kingdom through its direct sales force. In addition, the Company markets its platform-migration software through independent distributors in over 30 countries. The Company has entered into strategic relationships with major UNIX hardware system vendors, including Hewlett-Packard, Siemens Nixdorf and Data General, as well as international systems integrators. The Company also markets and sells its platform-migration software through ISVs. The Company believes that its multi-channel distribution strategy enables it to effectively market its platform-migration software and services to a wide range of potential customers. The Company currently markets its payment-processing systems through large transaction-processing companies, as well as through point-of-sale hardware and software vendors.

    DIRECT SALES AND MARKETING FORCE

    As of August 31, 1996, the Company marketed and sold its information technology services through 22 direct sales and marketing personnel. The Company organizes its information technology services business such that each service technician maintains a direct relationship with certain of the Company's service customers. Specific marketing programs vary by target customer. The Company believes that its direct sales approach, including having Company service technicians serve as client-relationship managers, leads to better account penetration and management, better communications and long-term relationships with its clients and greater opportunities for follow-on sales of products and services to its existing client base. To date, the Company has focused its sales and marketing efforts for information technology services primarily on businesses in Northern Ireland.

    As of August 31, 1996, the Company marketed and sold its platform-migration software directly through the Company's 18-person UNIBOL sales and marketing staff, which is supported by 15 individuals on the Company's UNIBOL technical support staff. UNIBOL's direct sales force operates from the Company's offices in Belfast, Atlanta, Dallas and Los Angeles. The Company markets its UNIBOL products through direct mail, public relations, advertising programs, seminars, audio conferences, trade shows, newsletters and its Internet homepage.

    As of August 31, 1996, the Company marketed and sold its payment-processing systems directly through a three-person sales and marketing staff. The Company also employs two technical support personnel focused on payment-processing systems. The Company is currently selling its payment-processing systems to each of the three largest payment processors, which together represent over one million merchant locations and more than $250 billion in annual transaction value. Because the target market for the Company's payment-processing systems consists of a small number of large transaction processors, the Company's direct sales staff markets its payment-processing systems largely through system demonstrations and collateral sales materials.

    DISTRIBUTORS

    As of August 31, 1996, independent distributors in over 30 countries sold the Company's UNIBOL products. Distributors primarily consist of software consultants and systems integrators. A distributor qualifies to sell the Company's products by paying an annual support and maintenance fee. The Company's distribution agreements typically provide for a one-year term and are terminable upon 60 days' notice by either party. The Company's distributors generally do not hold inventory of UNIBOL products, but will place orders for immediate shipment.

    The Company generally does not rely on distributors in its other businesses.

    HARDWARE VENDORS

    The Company is a strategic partner in Hewlett-Packard's AS/400 Open Midrange Alternative Program, which provides cooperative marketing support for the UNIBOL400 product. In addition, the Company has an OEM bundling agreement with Siemens Nixdorf under which Siemens Nixdorf provides platform-migration, training, systems integration and ongoing support services for UNIBOL products. The Company is also an authorized ISV for Data General's Aviion computer systems and is a strategic partner in Data General's worldwide competitive ISV recruitment program, which provides the Company with access to cooperative marketing programs and applications software porting assistance.

    INDEPENDENT SOFTWARE VENDORS

    According to industry sources, there are approximately 8,000 ISVs currently supporting applications software for the AS/400 platform. The Company believes that, by using the UNIBOL400 system, ISVs will be able to offer their applications software on open systems and other portable platforms. The Company believes it can accelerate market acceptance of its UNIBOL400 product by leveraging its reputation in the System/36 market and focusing on the ISV distribution channel. The Company also believes that, by using the ISV distribution channel, it will derive licensing revenue from both the initial sale to an ISV of the

UNIBOL400 system and from subsequent license fees payable when an ISV licenses its migrated applications to end users.

    As of August 31, 1996, the Company had entered into licensing agreements with over 25 ISVs for the UNIBOL400 product. The Company believes these ISVs have developed significant software tools in their respective industries, which are often mission-critical, enterprise-wide software applications for a specific vertical market. These ISVs and their respective industries include HTE, Inc. (public sector), Artesia Data Systems, Inc. (oil and gas) and Cass Logistics Inc. (transportation). Generally, the Company's UNIBOL ISV agreements are nonexclusive, have a one-year term and are terminable by either party on 30 days' notice. Typically, an ISV will pay an initial development and migration fee and annual support payments to the Company for the right to migrate the ISV's applications software to a new computing platform, and will pay an additional fee for each user of the ISV's applications software running under the UNIBOL400 system.

    SIGNIFICANT CUSTOMERS

    No one of the Company's customers accounted for more than 10% of the Company's total revenues in any of its three most recent fiscal years. The following table lists some of the Company's significant end-users and customers.

INFORMATION TECHNOLOGY SERVICES

British Fuels Limited

CPL Distribution Limited

Data Sciences UK Limited

Dopra Systems Integration Limited

Dupont Limited

Granada Computer Services. (UK) Limited

Guinness & Co. (NI) Limited

Harland & Wolff PLC

John Henderson Limited

Northern Ireland Airports Limited

Northern Ireland Health Boards

Ulster Carpet Mills Limited

PAYMENT-PROCESSING SYSTEMS

First Data Merchant Services

National Data Corporation

National Processing, Inc.

Telecheck Services, Incorporated

PLATFORM-MIGRATION SOFTWARE

Data General Corporation

DECSA S.A.S.

DCS Limited

DHL International Limited

Glasgow City Council

Hewlett-Packard Company

Logix

Siemens Nixdorf Informations Systeme AG

Sligos

Synapse Midrange Services Limited

Tesco Stores Limited

PRODUCT DEVELOPMENT

    As of August 31, 1996, the Company's product development staff consisted of 31 employees, 28 of whom were located in Belfast, Northern Ireland. The market for midrange business computing products has historically been characterized by frequent technological advances, evolving industry standards and escalating customer expectations. As a result, the Company's future growth and success will be largely dependent on its ability to enhance its existing products and develop or acquire new products.

    The Company anticipates that the long-term success of the UNIBOL400 product will require further product development, including development of support for the Windows NT platform. The Company anticipates supporting Windows NT by implementing a client/server version of its UNIBOL400 product, with a Windows 95 or Windows NT personal computer client networked to a server running Windows NT and supporting object linking and embedding technology. Following the release of the client/server version of UNIBOL400 for Windows NT, the Company plans to develop an object-oriented application framework for use in the development and deployment of commercial applications software.

    The Company is also developing enhancements and add-ons to its payment-processing systems to provide data collection for time and attendance reporting, inventory ordering, frequent shopper programs, electronic benefits processing and remote bill paying.

COMPETITION

    Some of the Company's current and potential competitors have longer operating histories and financial, sales, marketing, technical and other competitive resources that are substantially greater than those of the Company. As a result, the Company's competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources to this market than the Company. Such competitors could also attempt to increase their presence in the Company's markets by forming strategic alliances with other competitors of the Company, offering new or improved products and services to the Company's customers or increasing their efforts to gain and retain market share through competitive pricing. As the markets in which the Company competes have matured, price competition has intensified and is likely to continue to intensify. Such price competition could adversely affect the Company's results of operations. There can be no assurance that the Company will be able to continue to compete successfully with existing or new competitors.

    INFORMATION TECHNOLOGY SERVICES

    The Company believes that it is one of the largest providers of information technology services in Northern Ireland. The market for the Company's information technology services is intensely competitive due primarily to low barriers to entry. The Company believes that the primary competitive factors in this market include familiarity with local customs and practices, price, technical expertise and reputation. The Company believes that it has many direct and indirect competitors, none of which is dominant in the Company's marketplace. The Company faces indirect competition from hardware manufacturers that service their own equipment such as Digital Equipment Company and IBM. The Company also faces direct competition from various independent information technology service providers in Northern Ireland.

    The Company believes that it competes by providing quality products and services at competitive prices. The Company also believes that it distinguishes itself from its competition on the basis of its technical expertise, vendor alliances, direct sales strategy and customer-service orientation. Based on the level of the Company's recurring business with many of its large customers, the Company believes that it compares favorably to many of its competitors with respect to the principal competitive factors set forth above.

    PLATFORM-MIGRATION SOFTWARE

    The market for the Company's platform-migration software is highly competitive. The Company believes that the principal competitive factors in this business include product performance, time to market for new product introductions, adherence to industry standards, price and marketing and distribution resources. The Company believes that it competes favorably in all of these categories. The Company faces direct competition from developers of rehosting solutions, including Financial Technologies, Inc., Universal Software, Emphasys Software and California Software, Inc. In addition, the Company faces competition from companies that provide other migration solutions such as refacing, re-engineering and packaged software applications. These competitors include Wall Data Incorporated, PKS Software GmbH, Raconix and EFA Associates.

    PAYMENT-PROCESSING SYSTEMS

    The market for the Company's payment-processing systems is highly competitive. The Company believes that the principal competitive factors in this business include the ability to provide comprehensive, integrated payment-processing systems, product performance, time to market for new product introductions, adherence to industry standards, price, marketing and distribution resources. The Company believes that it competes favorably in all of these categories. The Company faces competition from vendors of payment-processing software and hardware systems, including Verifone, Checkmate, IC Verify, Banktec and Open Systems.

ACQUISITION HISTORY

    In December 1985, the Company was organized as Liberty Ventures, Ltd., a Colorado corporation, for the primary purpose of seeking selected mergers or acquisitions. In September 1986, the Company acquired UniComp Systems, Inc., a Texas corporation, for shares of the Company's Common Stock and changed its name to UniComp, Inc.

    In June 1992, for 1,500,000 shares of the Company's Common Stock, the Company acquired Arccom Management Systems, Inc., a Georgia corporation largely owned by two of the Company's executive officers and directors, Messrs. Henry and Hafer, that marketed and sold the UNIBOL36 product in the United States.

    In May 1993, the Company acquired for $4.1 million ICGL, a U.K. company consisting of three subsidiary companies, one of which, Unibol, Ltd., is the developer of the UNIBOL36 and UNIBOL400 platform-migration software. The acquisition of ICGL also included its two subsidiaries specializing in the delivery of technology products and services to businesses located in Northern Ireland and the United Kingdom: ICS Computing Limited, specializing in vertical-market applications software and services; and Computer Maintenance Ireland Limited, providing hardware maintenance, systems integration, training and systems support, primarily in Northern Ireland.

    In September 1994, the Company acquired CICS, a United Kingdom company that provides software consultancy, custom software applications and hardware supply and installation for the IBM AS/400 marketplace in Northern Ireland, primarily in exchange for assuming the net liabilities of CICS and forgiving a $200,000 working capital loan made by CICS to the seller.

    In August 1995, the Company acquired the assets (including hardware sales and maintenance contracts) and certain liabilities of Advec, a computer consulting company in Northern Ireland, for approximately $420,000.

    In April 1996, the Company acquired Smoky Mountain, a North Carolina corporation specializing in payment-processing systems, for 500,000 shares of Common Stock.

INTELLECTUAL PROPERTY

    The Company regards its software as proprietary and relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions, including employee and third-party nondisclosure agreements to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company has filed an application to register its trademark "UNIBOL" product logo in the United States and has registered such mark in the United Kingdom. The Company presently has no patents or patent applications pending. The Company believes that the ownership of patents is not presently a significant factor in its business and that its success does not depend on the ownership of patents, but primarily on the innovative skills, technical competence and marketing abilities of its personnel. The Company requires its personnel to enter into confidentiality agreements.

    Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information the Company regards as proprietary.

EMPLOYEES

    As of August 31, 1996, the Company employed approximately 230 persons on the basis of full-time equivalent employment, including 40 (10 in the United States and 30 in the United Kingdom) in sales, marketing and related activities; 160 (15 in the United States and 145 in the United Kingdom) in software development and customer support operations; and 30 (10 in the United States and 20 in the United Kingdom) in general administration and finance.

    None of the Company's employees is represented by a labor union. The Company believes that its relationship with its employees is good.

FACILITIES

    The Company leases its headquarters in Marietta, Georgia, which currently totals approximately 10,745 square feet. The Company pays approximately $18,800 per month as its base lease. The lease expires in September 2000 and contains a renewal option for one additional three-year term. The Company's headquarters include sufficient space for its sales and marketing, administrative, finance and management personnel. The Company leases approximately 30,000 square feet of office and warehouse in Belfast, Northern Ireland, at a monthly cost of $15,000 under a 10-year lease expiring in 1999. The Company owns another facility in Belfast under a 10-year mortgage loan with interest at a variable rate of LIBOR plus 1.75% (8.63% per annum as of August 31, 1996) with an outstanding principal balance as of August 31, 1996 of approximately $610,000. Annual payments on this loan are approximately $69,000. The Company also leases office space in California and Texas at an aggregate cost of $3,080 per month. During August, 1996 the Company purchased a facility for its payment-processing business in North Carolina at a cost of $200,000. The Company believes that either its current facilities are adequate to meet its needs for the foreseeable future or adequate space is readily available in all geographical areas in which the Company does business.

LEGAL PROCEEDINGS

    In connection with its acquisition in 1993 of ICGL, the Company incurred a claim by the seller related to pension overfunding. Based upon the advice of its U.K. solicitor, the Company believes that it has adequate defenses to this claim such that the expected outcome would not be material to the Company's financial condition or results of operations. Due to uncertainties of the legal process, however, no assurance can be made that the outcome of this case will be in accordance with the Company's expectations.

    The Company is not presently a party to any other material litigation and, to management's knowledge, no material litigation is threatened against the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's directors and executive officers are as follows:

NAME                                            AGE                       POSITION
------------------------------------------  -----------  ------------------------------------------
Stephen A. Hafer..........................          47   Chairman of the Board, President and Chief
                                                           Executive Officer

J. Patrick Henry..........................          44   President of Unibol, Inc. and Director

L. Allen Plunk............................          26   Chief Financial Officer

Nelson J. Millar..........................          59   Director

Thomas Zimmerer...........................          55   Director

    STEPHEN A. HAFER. Mr. Hafer currently serves as the Company's Chairman of the Board, President and Chief Executive Officer, positions he has held since January 1993. From July 1990 to January 1993, Mr. Hafer was the Company's Chief Financial Officer. Mr. Hafer has been Chairman of the Board of Linder Financial Corporation, an asset-based lending company, since November 1994 and President since September 1995. He has served as Treasurer of Foutz & Associates, a public relations company, since 1981 and as President and Chairman of Arccom Technologies, Inc., an investment holding company, since 1990. Mr. Hafer holds a B.S. in Accounting from Florida State University.

    J. PATRICK HENRY. Mr. Henry has been President of Unibol, Inc., which controls the Company's North and South American UNIBOL operations, since January 1992 and a Director of the Company since 1992. Mr. Henry first joined the Company in March 1991 as Vice President of Sales with seven years of data processing experience as a Marketing Manager at Burroughs Corporation. Mr. Henry holds a B.S. in Industrial Management from Georgia Institute of Technology and an M.B.A. in Finance from Georgia State University.

    L. ALLEN PLUNK. Mr. Plunk was appointed as the Company's Chief Financial Officer in August 1996. From June 1992 until joining the Company, Mr. Plunk was with Coopers & Lybrand L.L.P., where he was most recently a manager and specialized in accounting and Securities and Exchange Commission reporting related to the software industry. Mr. Plunk is a Certified Public Accountant and holds a B.B.A. in Accounting from Harding University.

    NELSON J. MILLAR. Mr. Millar has been a Director of the Company since November 1994. Mr. Millar has been the President and owner of Trafalgar Management Consultants in Belfast, Northern Ireland since 1993. From September 1992 to May 1993, Mr. Millar acted as the Managing Director of the ICS Computing Group Limited, the group of companies that the Company acquired in May 1993. From 1976 to 1993, Mr. Millar was the Managing Director of CMI Limited, the systems integration subsidiary acquired by the Company. Mr. Millar holds a Higher National Diploma in Business Studies from Queen's University in Belfast, Northern Ireland, and is a member of the British Computer Society and Fellow of the Institute of Directors.

    THOMAS ZIMMERER. Dr. Zimmerer has been a Director of the Company since May 1994. Dr. Zimmerer holds the Allen and Ruth Harris Chair of Excellence in Business, and has served as Professor of Management at East Tennessee State University since 1993. Dr. Zimmerer co-founded Clemson University's Emerging Technology and Marketing Center and has co-authored eight books and over 90 articles and professional papers. In addition, he has served as a consultant to over 75 United States and foreign corporations. Dr. Zimmerer holds a B.S.B.A. in Management and Economics from the

American University in Washington, D.C., an M.S. in Economics from Louisiana State University and a Ph.D. in Management from the University of Arkansas.

OTHER KEY EMPLOYEES

    In addition to the executive officers named above, the Company considers the following individuals to be key employees:

    SAMUEL JAMES FRAZER. Mr. Frazer has been Managing Director of CICS, a subsidiary of the Company, since its incorporation in 1986.

    GEORGE GRUBER. Mr. Gruber cofounded Smoky Mountain in October 1993 and currently serves as its Vice President and Secretary. From 1992 to 1994, Mr. Gruber was Director of Research and Development of ATM International, Inc., a modem manufacturing company. From 1985 to 1992, he was Director of Research and Development at the predecessor of SK Technologies Corporation, which is a leading manufacturer of retail point-of-sale software.

    IAN GRAHAM. Dr. Graham has been Managing Director of Unibol Limited, the Company's European UNIBOL operations, including overseeing development of the UNIBOL products since 1980. He holds a B.S.c. and a Ph.D. in Electronic Engineering from Queens University in Belfast, Northern Ireland.

    DAVID MAWHINNEY. Mr. Mawhinney has been Managing Director of ICS since May 1993, having joined ICS in 1980 as a sales executive. From 1984 to 1991, he was ICS's Sales Manager and, from 1991 to 1993, its Sales Director. Mr. Mawhinney holds an Honors Degree in Psychology from Queen's University in Belfast, Northern Ireland.

    KEN ROULSTON. Mr. Roulston has been Managing Director of Computer Maintenance Ireland Limited since 1993, having joined CMI as a sales manager in 1986. Mr. Roulston is an advisor to the Board of the Interactive Systems Centre, which is part of the University of Ulster, and is involved in the research of emerging technologies.

    B. MICHAEL WILSON. Mr. Wilson cofounded Smoky Mountain in October 1993, and currently serves as its President. Mr. Wilson previously founded Lighthouse Technologies, Inc. in March 1992, which he merged into Smoky Mountain in October 1993. Mr. Wilson was manager of Research and Development for SK Technologies Corporation from 1989 to 1992.

COMPENSATION OF DIRECTORS

    Nonemployee Directors are reimbursed for all out-of-pocket expenses incurred in attending meetings of the Board of Directors and committees thereof. Nonemployee Directors are also eligible to participate in the Director Plan. Under the Director Plan, each nonemployee Director will receive an option to purchase up to 10,000 shares of Common Stock upon his or her initial appointment or election to the Board of Directors and an option to purchase 5,000 shares of Common Stock on March 1 of each year, beginning in fiscal year 1997 and ending in fiscal year 2006. All such options are immediately exercisable on their date of grant. See "--Director Plan."

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has established a Compensation Committee, consisting of all members of the Board, and an Audit and Nominating Committee, consisting of Mr. Millar, Dr. Zimmerer and Mr. Hafer.

    The Compensation Committee establishes the Company's general compensation policies, compensation plans and specific compensation levels for its executive officers, and administers the LTI Plan.

    The Audit and Nominating Committee recommends the appointment of the Company's independent auditors and reviews the Company's corporate accounting and reporting practices, internal accounting controls, audit plans and results, investment policies and financial results. The Audit and Nominating Committee also makes recommendations to the Board of Directors concerning candidates for election as directors.

DIRECTOR PLAN

    GENERAL. The Director Plan was adopted by the Company's Board of Directors in August 1996 and became effective upon adoption. The Director Plan provides for the grant of nonqualified stock options to all nonemployee Directors of the Company pursuant to an automatic, nondiscretionary grant mechanism. The Company has reserved 150,000 shares of Common Stock for grants under the Director Plan.

    SUMMARY. The Board of Directors believes that the Director Plan will promote the Company's success and enhance its value by (i) strengthening the Company's ability to attract and retain the services of experienced and knowledgeable persons as nonemployee Directors of the Company and (ii) linking the personal interests of nonemployee Directors to those of the Company's shareholders. A committee may be appointed by the Board of Directors to administer the Director Plan. Such committee would have the full power and discretion to interpret and administer the Director Plan, but would not have the authority to determine eligibility or to (i) determine the number, exercise price or vesting period of options granted or (ii) take any action that would result in grants under the Director Plan not being treated as "formula grants" under the Exchange Act.

    ELIGIBILITY. Only nonemployee Directors are eligible to participate in the Director Plan. Two Directors are currently eligible to participate in the Director Plan.

    TERMS OF OPTIONS. The exercise price of options granted to nonemployee Directors must be 100% of the fair market value of the Common Stock on the day before the date of grant. The consideration for exercising options granted to nonemployee Directors may consist only of cash, cash equivalents or previously acquired shares of Common Stock having a fair market value at the time of exercise equal to the total option price. Options granted have a 10-year term, unless the option is earlier terminated, forfeited or surrendered pursuant to the provisions of the Director Plan. Options granted may be exercised under the Director Plan on or after the date of grant.

    Each person who first becomes a nonemployee Director of the Company on or after the effective date of the Director Plan will automatically be granted an option to purchase up to 10,000 shares of Common Stock as of the date he or she becomes a Director. Additionally, each individual who is a nonemployee Director on March 1, 1997, and each anniversary date thereafter through and including March 1, 2005, will automatically be granted an option to purchase 5,000 shares of Common Stock.

    If a Director ceases to serve as a Director because of death or disability, the options previously granted to him or her under the Director Plan will remain exercisable for one year after the Director's date of death or disability, or until the options' scheduled expiration date, whichever is earlier. If a Director ceases to be a Director for any reason other than death or disability, the options previously granted to him or her under the Director Plan will remain exercisable for 90 days after the Director's service on the Board terminates, or until their scheduled expiration date, whichever is earlier.

    ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Appropriate adjustments shall be made in the option exercise price in the event any change is made in the Company's capitalization, such as a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination or other change in the Company's corporate structure that results in a greater or lesser number of shares of Common Stock outstanding, so that the proportionate interests of the nonemployee Directors will be maintained as before the occurrence of such event.

    AMENDMENT AND TERMINATION. The Committee may amend, terminate or modify the Director Plan at any time. However, Board of Director approval is required for any Director Plan amendment that would materially increase the benefits to nonemployee Directors or the number of securities that may be issued, or materially modify the eligibility requirements of the Director Plan. Further, Director Plan provisions relating to the amount, price and timing of securities to be rewarded under the Director Plan may not be amended more than once every six months.

LONG-TERM INCENTIVE PLAN

    In 1993, the Company adopted the LTI Plan to assist the Company in securing and retaining key employees and consultants. The LTI Plan authorizes grants of incentive stock options, nonqualified stock options, stock appreciation rights ("SARs"), restricted stock, performance shares and dividend equivalents to officers and key employees of the Company and outside consultants to the Company. There are 1,037,500 shares of Common Stock available for issuance under the LTI Plan.

    The LTI Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the total number and types of awards granted in any year, the number and selection of employees or consultants to receive awards, the number and type of awards granted to each grantee and the other terms and provisions of the awards, subject to the limitations set forth in the LTI Plan.

    STOCK OPTION GRANTS. The Compensation Committee has the authority to select employees who are subject to the provisions of Section 16 of the Exchange Act who are to receive options under the LTI Plan and to specify the terms and conditions of each option so granted (incentive or nonqualified), the exercise price (which must be at least equal to the fair market value of the Common Stock on the date of grant with respect to incentive stock options), the vesting provisions and the option term. The Company's Chief Executive Officer has similar authority with respect to employees who are not subject to the provisions of Section 16 of the Exchange Act. Unless otherwise provided in the option grant, options granted under the LTI Plan expire ten years from the date of grant or, if earlier, 30 days after the optionee's termination of service with the Company, other than by reason of death or disability, 12 months after the optionee's disability or 15 months after the optionee's death. As of September 30, 1996, options to purchase 832,500 shares of Common Stock were outstanding under the LTI Plan at a weighted average exercise price of $4.15 per share, options to purchase 162,500 shares of Common Stock had been exercised at a weighted average exercise price of $3.40 per share, and 205,000 shares of Common Stock remained available for grant under the LTI Plan.

    STOCK APPRECIATION RIGHTS. The Compensation Committee may grant SARs separately or in tandem with a stock option award. A SAR is an incentive award that permits the holder to receive (per share covered thereby) an amount equal to the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the fair market value of such share on the date the SAR was granted. Under the LTI Plan, the Company may pay such amount in cash, in Common Stock or in a combination of both. Unless otherwise provided by the Compensation Committee at the time of grant, the provisions of the LTI Plan relating to the termination of employment of a holder of a stock option will apply equally, to the extent applicable, to the holder of a SAR. A SAR granted in tandem with a related option will generally have the same terms and provisions as the related option with respect to exercisability. A SAR granted separately will have such terms as the Compensation Committee may determine, subject to the provisions of the LTI Plan. As of September 30, 1996, no SARs had been granted under the LTI Plan.

    RESTRICTED STOCK AWARDS. The Compensation Committee is authorized under the LTI Plan to issue shares of restricted Common Stock to eligible participants on such terms and conditions and subject to such restrictions, if any, as the Compensation Committee may determine. As of September 30, 1996, no restricted stock awards had been granted under the LTI Plan.

    PERFORMANCE SHARES. The Compensation Committee is authorized under the LTI Plan to grant performance shares to selected employees. Typically, each performance share will be deemed to be the equivalent of one share of Common Stock. As of September 30, 1996, no performance shares had been granted under the LTI Plan.

    DIVIDEND EQUIVALENTS. The Compensation Committee may also grant dividend equivalents in conjunction with the grant of options or SARs. Dividend equivalents entitle the holder to receive an additional amount of Common Stock upon the exercise of the underlying option or SAR. As of September 30, 1996, no dividend equivalents had been granted under the LTI Plan.

    OTHER STOCK-BASED AWARDS. The Compensation Committee may also grant other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, as deemed by the Compensation Committee to be consistent with the purposes of the LTI Plan. As of September 30, 1996, no such stock-based awards had been granted.

401(K) PLAN

    In February 1996, the Board of Directors approved a regional prototype defined contribution 401(k) profit-sharing plan and trust (the "401(k) Plan") that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). To be eligible to participate in the 401(k) Plan (the "Plan Eligibility Requirements"), an employee must be 21 years of age and have completed 1,000 hours of service that are credited on the anniversary date of the employee's hiring. After satisfying the Plan Eligibility Requirements, employees of the Company may enroll in the 401(k) Plan on any January 1 or July
1. A participating employee, by electing to defer a portion of his or her compensation, may make pretax contributions to the 401(k) Plan, subject to limitations under the Code, of a percentage (not to exceed 12%) of his or her total compensation. The Company contributes 50% of every dollar the participant contributes up to a total of 2% of the participant's gross compensation. Participant contributions and earnings are 100% vested at all times, while Company-matching contributions vest in 20% increments over a five-year period, beginning one year after the Company's matching contribution. Participants may alter their contribution amounts as of any January 1 or July 1. Employees are responsible for directing the investments of all assets in their individual account. Contributions may be withdrawn, with possible penalties for certain early withdrawals, only after (i) the employee reaches age 59 1/2, (ii) the employee's retirement with the Company, (iii) the employee's death or disability, (iv) the termination of the employee's employment with the Company, or (v) the termination of the 401(k) Plan. The Company pays all expenses associated with the 401(k) Plan.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid by the Company to its Chief Executive Officer for the three fiscal years ended February 29, 1996. No executive officer of the Company, other than the Chief Executive Officer, received total compensation in excess of $100,000 for the fiscal year ended February 29, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                        ANNUAL
                                                                                     COMPENSATION
                                                                          FISCAL     -------------       ALL OTHER
NAME AND PRINCIPAL POSITION                                                YEAR       SALARY ($)    COMPENSATION ($)(1)
----------------------------------------------------------------------  -----------  -------------  -------------------
Stephen A. Hafer......................................................        1996    $   100,000        $       0
  President and Chief Executive Officer                                       1995         63,000           12,000
                                                                              1994         10,500           12,000

------------------------

(1) Mr. Hafer received $1,000 per month as a Director of the Company for fiscal years 1994 and 1995.

STOCK OPTION GRANTS

    The Company did not grant any stock options to its executive officers in fiscal year 1996.

STOCK OPTION VALUES

    The following table sets forth, as of February 29, 1996, certain information regarding unexercised options held by the Chief Executive Officer. As of that date, no stock options had been exercised by the Chief Executive Officer.

                       1996 FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT
                                                                   YEAR-END(#)            FISCAL YEAR-END ($)(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Stephen A. Hafer..........................................      37,500        112,500    $ 185,250    $   555,750

------------------------

(1) Represents the closing sale price of the Common Stock on February 29, 1996 of $8.25 per share, minus the per share exercise price of the options multiplied by the number of shares issuable upon exercise of the options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    As of August 31, 1996, Stephen A. Hafer, Chairman, President and Chief Executive Officer of the Company, pursuant to a promissory note to the Company issued by him and two promissory notes issued to the Company by Arccom Technologies, Inc., a company controlled by Mr. Hafer, owed the Company $378,130 in principal and interest on such promissory notes. The promissory notes bore interest at 10% per annum and were scheduled to mature on March 1, 1997. Unrelated to the Company or the above-mentioned indebtedness, J. Patrick Henry, President of the Company's Unibol, Inc. subsidiary and a Director of the Company, was obligated to make certain payments to Mr. Hafer. On August 31, 1996, in satisfaction of his unrelated obligations to Mr. Hafer, Mr. Henry transferred 68,626 shares of Common Stock owned by Mr. Henry to the Company in full satisfaction of the above-described indebtedness owed by Mr. Hafer to the Company pursuant to such promissory notes.

    In fiscal year 1995, the Company issued 6,600 shares of Common Stock to Dr. Thomas Zimmerer, a Director of the Company, in exchange for independent consulting services Dr. Zimmerer performed for the Company.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of October 31, 1996, certain information regarding the beneficial ownership of the Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock;
(ii) each Director of the Company; (iii) the Company's Chief Executive Officer; and (iv) all Directors and executive officers of the Company as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares shown. Pursuant to the rules of the Commission, in calculating percentage ownership, each person is deemed to beneficially own shares that such person is entitled to purchase pursuant to options exercisable within 60 days of October 31, 1996, but options owned by others (even if exercisable within 60 days) are deemed not to be outstanding shares.

                                                                                       PERCENT BENEFICIALLY OWNED
                                                                      SHARES        --------------------------------
                                                                   BENEFICIALLY                            AFTER
                   NAME OF BENEFICIAL OWNER                            OWNED         BEFORE OFFERING     OFFERING
                 ----------------------------                    -----------------  -----------------  -------------
Stephen A. Hafer (1)...........................................       1,314,050              23.1%            18.3%
  1800 Sandy Plains Parkway
  Suite 305
  Marietta, Georgia 30066

J. Patrick Henry (2)...........................................         226,374               4.0%             3.1%

Thomas Zimmerer................................................          11,400                 *                *

Nelson J. Millar...............................................           3,200                 *                *

All Directors and executive officers as a group (5 persons)
  (3)..........................................................       1,555,024              27.3%            21.6%

------------------------

*   Less than 1%.

(1) Includes 289,000 shares held by Arccom Technologies, Inc., of which Mr. Hafer is President and sole shareholder; 400,000 shares held by Linder Financial Corporation, of which Mr. Hafer is Chairman of the Board and a majority shareholder; 20,000 shares held by Foutz & Associates, Inc., a company owned by Marta Hafer, Mr. Hafer's spouse; and 20,000 shares held by Marta Hafer. Also includes 75,000 shares subject to options exercisable within 60 days. Mr. Hafer has sole voting and investment power with respect to these shares.

(2) Includes 25,000 shares subject to options exercisable within 60 days. In the event that the Underwriters' over-allotment option is exercised in full, Mr. Henry will sell 50,000 shares of Common Stock, after which he will beneficially own 176,374 shares of Common Stock, representing 2.4% of the Common Stock outstanding after this offering.

(3) Includes 100,000 shares subject to options exercisable within 60 days. In the event that the Underwriters' over-allotment option is exercised in full, Mr. Henry will sell 50,000 shares of Common Stock. In such event, all directors and executive officers of the Company as a group will beneficially own 1,505,024 shares of Common Stock, representing 20.7% of the Common Stock outstanding after this offering.

    In the event that the Underwriters' over-allotment option is exercised in full, the following shareholders (the "Selling Shareholders") will sell the number of shares indicated below:

                                                         BENEFICIAL OWNERSHIP                        BENEFICIAL
                                                               PRIOR TO                            OWNERSHIP AFTER
                                                            OVER-ALLOTMENT      NUMBER OF SHARES   OVER-ALLOTMENT
                         NAME                                  EXERCISE           BEING OFFERED       EXERCISE
                        ------                          ----------------------  -----------------  ---------------
J. Patrick Henry......................................           226,374               50,000           176,374
B. Michael Wilson.....................................           195,931               50,000           145,931
George Gruber.........................................           175,688               50,000           125,688

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 30,000,000 shares, consisting of 25,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share.

COMMON STOCK

    As of October 31, 1996, 5,590,245 shares of Common Stock were issued and outstanding. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to such dividends, if any, as may be declared by the Board of Directors at its discretion out of funds legally available for that purpose, and to participate pro rata in any distribution of the Company's assets upon liquidation after the payment of all debts and payment to holders of Preferred Stock. Holders of Common Stock have no preemptive or conversion rights, nor are there any redemption or sinking fund rights with respect to the Common Stock. There is no cumulative voting with respect to the election of Directors, which means that the holders of a majority of the shares can elect all the Directors if they choose to do so. All outstanding shares of Common Stock are, and all shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Company currently has no shares of Preferred Stock outstanding and has no current plans to issue any shares of Preferred Stock. The Board of Directors has the authority to issue Preferred Stock from time to time in one or more series and, without further approval of the shareholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the rights of the holders of Common Stock.

    The potential issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock.

REPRESENTATIVE'S WARRANT

    The Company has agreed to sell to the Representative or its designees, for nominal consideration, the Representative's Warrant to purchase up to 150,000 shares of Common Stock at an exercise price equal to 165% of the public offering price. The Representative possesses certain demand and incidental registration rights that may require the Company to register for public resale the shares of Common Stock issuable under the Representative's Warrant. The Representative's Warrant is exercisable for a period of four years, beginning one year from the date of this Prospectus. See "Underwriting."

NOTE WARRANT

    In connection with the sale of $2.0 million aggregate principal amount of convertible promissory notes to certain offshore investors in December 1995, the Company granted to the placement agent for such promissory notes the Note Warrant to purchase 25,000 shares of Common Stock at $6.90 per share. The Note Warrant expires on December 20, 2000. Holders of the Note Warrant possess certain registration rights with regard to the shares issuable thereunder. See "--Registration Rights."

ADVISOR WARRANTS

    On July 16, 1996, the Company entered into a financial consulting agreement with B C Capital Corp., an affiliate of the investment banking firm of Barber & Bronson. In connection therewith, the Company granted to B C Capital Corp. and certain of its affiliates the Advisor Warrants to purchase an aggregate of 87,500 shares of Common Stock at $6.00 per share and warrants to purchase an aggregate of 87,500 shares of Common Stock at $7.00 per share. The Advisor Warrants expire on July 15, 2001. Holders of the Advisor Warrants possess certain registration rights with regard to the shares issuable thereunder.
See "--Registration Rights."

REGISTRATION RIGHTS

    In connection with the acquisition of the Company's payment-processing technology, the Company issued 500,000 shares of Common Stock to the shareholders of Smoky Mountain (the "Registrable Shares"). Such shareholders are entitled to certain registration rights with regard to the Registrable Shares. Pursuant to such registration rights, the Company registered 25% of the registrable shares for public resale on Form S-3, under the Securities Act, in September 1996 (Registration No. 333-11605). Subject to certain limitations, the Company must also use its best efforts to register for resale on Form S-3, under the Securities Act: (i) an additional 25% of the Registrable Shares by April 16, 1997, and (ii) the balance of the Registrable Shares by April 16, 1998. The Company has agreed to maintain the effectiveness of all registration statements covering the resale of the Registrable Shares, until such time as the Registrable Shares registered thereunder are sold, otherwise transferred or become freely tradable.

    Holders of the Advisor Warrants are entitled to certain registration rights with respect to the shares of Common Stock issuable under the Advisor Warrants. At any time prior to July 15, 2003, holders of the Advisor Warrants may request that the Company file a registration statement under the Securities Act for the public resale of the Common Stock issuable upon exercise of the Advisor Warrants and, upon such request and subject to certain conditions, the Company will be required to prepare and file and use its best efforts to cause to become effective any such registration. The holders of the Advisor Warrants have the right to demand registration as described above on at least two separate occasions.

    The Representative possesses similar demand registration rights with respect to the shares of Common Stock issuable pursuant to the Representative's Warrant. Such rights are exercisable at any time prior to the expiration of the Representative's Warrant on the fifth anniversary of this Prospectus. These rights may be exercised on three separate occasions.

    In the event the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of others, the holders of the Advisor Warrants, the Note Warrant and the Representative's Warrant are entitled to notice of such registration and to include the shares of Common Stock underlying such warrants therein, subject to certain limitations, including the right of the underwriters of any offering by the Company to limit the number of shares included in such registration. The Company is generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of the above-described registrations.

    The Company provided notice to the holders of the Advisor Warrants and the Note Warrant of the filing of the Registration Statement incorporating this Prospectus and all such holders waived their rights to have any shares of Common Stock included in this Registration Statement. See "Shares Eligible for Future Sale."

ANTITAKEOVER CONSIDERATIONS

    The Company's Board of Directors has the authority, without shareholder approval, to issue up to 5,000,000 shares of Preferred Stock and to determine the rights and preferences thereof. This authority, together with certain provisions of the Company's Amended and Restated Bylaws (the "Bylaws"), may discourage takeover attempts or tender offers that could result in shareholders receiving a premium over the market price for the Common Stock or that shareholders may otherwise consider to be in their best interests.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

    The Company's Bylaws provide that the Company may indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action by reason of being a Director, officer, employee, fiduciary or agent of the Company or serving at the request of the Company as a Director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company has also entered into indemnification agreements pursuant to which it has agreed, among other things, to indemnify its Directors and officers against certain liabilities.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Corporate Stock Transfer, Denver, Colorado.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have 7,090,245 shares of Common Stock outstanding. Of these shares, 5,260,000 shares (including the 1,500,000 shares sold in this offering) will be freely tradable without restriction under the Securities Act and an additional 1,830,000 shares may be sold subject to the limitations of Rule 144 under the Securities Act. The executive officers, directors, certain other shareholders of the Company and their affiliates and certain warrant holders have agreed, pursuant to lock-up agreements with the Representative, that they will not, without the prior written consent of the Representative, sell or otherwise dispose of an aggregate of approximately 1,631,000 outstanding shares of Common Stock and approximately 525,000 shares of Common Stock issuable upon exercise of outstanding options or warrants beneficially owned by them for a period of 12 months from the date of this Prospectus. Upon the expiration of these lock-up agreements, such shares of Common Stock will become eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to any of such lock-up agreements.

    In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares (as that term is defined in Rule 144) for at least two years, including any person who may be deemed to be an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of then-outstanding shares of Common Stock (approximately 71,000 shares immediately after this offering) or the average weekly trading volume in the Common Stock as reported by Nasdaq during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 also are subject to certain other requirements relating to the volume, manner of sale, and other limitations under Rule 144 and notice and availability of current public information about the Company. Affiliates may publicly sell shares not constituting restricted securities under Rule 144 in accordance with the foregoing volume limitations and other restrictions, but without regard to the two-year holding period. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding a sale by such person, and who has beneficially owned restricted shares for at least three years, is entitled to sell such shares under Rule 144 without regard to the limitations described above.

    In September 1996, the Company filed a registration statement on Form S-3 (Registration No. 333-11605) for the resale of up to 125,000 shares acquired by the holders of such shares in connection with the Company's acquisition of Smoky Mountain. As of October 31, 1996, Messrs. George Gruber and B. Michael Wilson have sold a total of 91,131 shares under this registration statement. These holders also have the right to require the Company to file registration statements in April 1997 and April 1998 for the resale to the public of an additional 125,000 shares and 250,000 shares of Common Stock, respectively. Holders of 235,000 of these shares to be registered for public resale in April 1998 have entered into 12-month lock-up agreements covering such shares with the Representative, agreeing to defer their registration rights until the earlier of release of these shares from the lock-up agreements or the expiration of the lock-up agreements. The Representative may in its sole discretion, and at any time without notice, release all or a portion of the securities subject to any of such lock-up agreements. The Company intends to maintain the effectiveness of the current registration statement on Form S-3 regarding the resale of the remaining unsold portion of the 125,000 shares. As a result, these shares may be sold at any time into the public market. In addition, 100,000 of the 125,000 shares eligible for registration in April 1997 have been registered for sale in this offering in the event the Underwriters' over-allotment option is exercised. None of the 250,000 shares covered by the current registration statement on Form S-3 or the registration statement to be filed in April 1997 are covered by lock-up agreements. See "Principal Shareholders" and "Description of Capital Stock--Registration Rights."

    As of October 31, 1996, an aggregate of 200,000 shares of Common Stock were reserved for issuance pursuant to the Note Warrant and the Advisor Warrants. Holders of the Note Warrant and the Advisor Warrants each possess certain registration rights with regard to the 25,000 shares and 175,000 shares, respectively, issuable thereunder. The holders of the Advisor Warrants have entered into 12-month lock-up agreements with the Representative. See "Description of Capital Stock--Registration Rights."

    As of October 31, 1996, 832,500 shares of Common Stock were subject to options outstanding under the LTI Plan, 237,502 of which were currently exercisable at a weighted average exercise price of $3.31 per share. The remainder of these options become exercisable at various points over the next four years at a weighted average exercise price of $4.23 per share. An additional 205,000 shares of Common Stock are reserved for future issuance under the LTI Plan. The Company has filed a registration statement on Form S-8 (Registration No. 33-98564) to register the shares of Common Stock reserved for issuance under the LTI Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act, subject in certain events to the expiration of lock-up agreements and Rule 144.

    As of October 31, 1996, 150,000 shares of Common Stock were reserved for future issuance under the Director Plan. The Company intends to file a Registration Statement on Form S-8 to register the shares of Common Stock reserved for future issuance under the Director Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act, subject in certain events to the expiration of lock-up agreements and Rule 144.

    Upon completion of this offering, the Representative will receive the Representative's Warrant to purchase up to 150,000 shares of Common Stock at an exercise price equal to 165% of the public offering price. The Representative possesses certain demand and incidental registration rights that may require the Company to register for public resale the shares of Common Stock issuable under the Representative's Warrant. The Representative's Warrant may not be exercised until the first anniversary of the date of this Prospectus. See "Description of Capital Stock--Representative's Warrant" and "Underwriting."

    The Company maintains the effectiveness of a registration statement on Form S-3 dated June 14, 1993, as amended (Registration No. 33-64312), for the public resale of 75,000 shares of Common Stock held by Mr. Hafer, the Company's President, Chief Executive Officer and Chairman of the Board. Of these shares, 16,000 shares have been sold by Mr. Hafer and 59,000 shares remain eligible for sale. As a result, these shares may be sold at any time into the public market.

    The Company makes no prediction as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the Common Stock. Sales of substantial amounts of the Common Stock in the public market or the perception that such sales could occur could have an adverse effect on the prevailing market price of the Common Stock.

                                  UNDERWRITING

    The Underwriters named below, acting through the Representative, Cruttenden Roth Incorporated, have agreed, severally, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions, and that the Underwriters are committed to purchase all of such shares (other than those covered by the over-allotment option described below), if any are purchased.

                                                                                                         NUMBER
UNDERWRITERS                                                                                           OF SHARES
----------------------------------------------------------------------------------------------------  ------------
Cruttenden Roth Incorporated........................................................................      925,000
Fahnestock & Co., Inc...............................................................................       75,000
Hanifen, Imhoff Inc.................................................................................       75,000
Janney Montgomery Scott Inc.........................................................................       75,000
Josephthal Lyon & Ross Incorporated.................................................................       75,000
Sterne, Agee & Leach, Inc...........................................................................       75,000
Dabney/Resnick Inc..................................................................................       50,000
Frederick & Company, Inc............................................................................       50,000
Ormes Capital Markets, Inc..........................................................................       50,000
Pacific Crest Securities Inc........................................................................       50,000
                                                                                                      ------------
    Total...........................................................................................    1,500,000
                                                                                                      ------------
                                                                                                      ------------

    The Company has been advised by the Representative that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price reflected on the cover page of this Prospectus and to selected securities dealers at such price less a concession not exceeding $0.23 per share. The Underwriters may allow, and such dealers may reallow, a concession not exceeding $0.10 per share to other dealers. After the public offering of the shares of Common Stock, the public offering price and other offering terms may be changed.

    The Company and the Selling Shareholders have granted the Underwriters an over-allotment option, exercisable during the 45-day period after the date of this Prospectus, to purchase up to 225,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus less the underwriting discounts and commissions. The Underwriters may exercise the over-allotment option only to cover over-allotments in the sale of Common Stock. If the Underwriters exercise the over-allotment option, the Underwriters will purchase additional shares in approximately the same proportion as the shares set forth in the above table.

    In connection with this offering, the Company has agreed to issue to the Representative the Representative's Warrant to purchase up to 150,000 shares of Common Stock. The Representative's Warrant is exercisable for a period of four years, beginning one year from the date of this Prospectus. The Representative's Warrant is exercisable at a price equal to 165% of the public offering price. The Representative's Warrant is nontransferable for a period of one year following the date of this Prospectus, except (i) to any of the Underwriters, or to individuals who are either officers or partners of an Underwriter or (ii) by will or the laws of descent and distribution. The holders of the Representative's Warrant will have, in that capacity, no voting, dividend or other shareholder rights. The Representative possesses certain demand and incidental registration rights that may require the Company to register for public resale the shares of Common Stock issuable under the Representative's Warrant. The number of shares covered by the Representative's Warrant and the exercise price are subject to adjustment in certain events to prevent dilution. Any profit realized by the Representative on the sale of securities issuable on exercise of the Representative's Warrant may be deemed to be additional underwriting compensation.

    The Representative will also receive at the closing of this offering a nonaccountable expense allowance equal to 2% of the aggregate public offering price of the shares of Common Stock sold in this offering.

    The executive officers, Directors, certain other shareholders of the Company and their affiliates and certain warrant holders who as of October 31, 1996 held an aggregate of 1,690,000 shares of Common Stock, warrants to purchase 175,000 shares of Common Stock and options to purchase an aggregate of 350,000 shares, of which 50,000 were then currently exercisable, have agreed not to sell any of such shares of Common Stock owned by such persons (except for 59,000 shares of Common Stock held by Mr. Hafer which are not subject to a lock-up agreement), pursuant to Rule 144 under the Securities Act or otherwise, without the prior written consent of the Representative, for a period of 12 months from the date of this Prospectus. The Representative has the discretion to reduce or eliminate such lock-up period.

    The Representative has informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    In addition, the Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute in certain events to any liabilities incurred by the Underwriters in connection with the sale of shares of Common Stock.

    In connection with this offering, certain Underwriters and selling group members, if any, or their respective affiliates who are qualified registered market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two business-day period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

    The foregoing sets forth the material terms and conditions of the Underwriting Agreement, but does not purport to be a complete statement of the terms and conditions thereof. Copies of the Underwriting Agreement are on file at the offices of the Representative, the Company and the Commission. See "Additional Information."

                                 LEGAL MATTERS

    The law firm of Snell & Wilmer L.L.P., Salt Lake City, Utah, has acted as counsel to the Company in connection with this offering and will render an opinion as to the legality of the shares of Common Stock being offered hereby. Perkins Coie, Seattle, Washington, has acted as counsel to the Underwriters in connection with certain legal matters relating to this offering.

                                    EXPERTS

    The supplemental consolidated financial statements of UniComp, Inc. and its subsidiaries included in this Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated August 23, 1996, accompanying such financial statements, and are included herein in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

                         UNICOMP, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................        F-2

Supplemental Consolidated Financial Statements:

  Supplemental Consolidated Balance Sheets as of February 29, 1996, February 28, 1995 and August 31,
    1996...................................................................................................        F-3

  Supplemental Consolidated Statements of Operations for the years ended February 29, 1996 and February 28,
    1995 and 1994 and for the six months ended August 31, 1996 and 1995....................................        F-5

  Supplemental Consolidated Statements of Changes in Stockholders' Equity for the years ended February 29,
    1996 and February 28, 1995 and 1994 and for the six months ended August 31, 1996 and 1995..............        F-6

  Supplemental Consolidated Statements of Cash Flows for the years ended February 29, 1996 and February 28,
    1995 and 1994 and for the six months ended August 31, 1996 and 1995....................................        F-7

  Notes to Supplemental Consolidated Financial Statements..................................................        F-8

                      [This Page Intentionally Left Blank]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of UniComp, Inc. and Subsidiaries:

    We have audited the supplemental consolidated balance sheets of UniComp, Inc. and subsidiaries as of February 29, 1996 and February 28, 1995, the related supplemental consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended February 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The supplemental financial statements give retroactive effect to the merger of UniComp, Inc. and Smoky Mountain Technologies, Inc. on April 16, 1996, which has been accounted for as a pooling of interests as described in notes 1 and 3 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of UniComp, Inc. and subsidiaries after annual financial statements covering the date of consummation of the business combination are issued.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated balance sheets of UniComp, Inc. and subsidiaries at February 29, 1996 and February 28, 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended February 29, 1996 in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

                                          COOPERS & LYBRAND L.L.P.

Atlanta, Georgia

August 23, 1996

                         UNICOMP, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                     AUGUST 31,
                                                                                                        1996
                                                                       FEBRUARY 28,  FEBRUARY 29,   -------------
                                                                           1995          1996
                                                                       ------------  -------------   (UNAUDITED)

Current assets:

  Cash and cash equivalents..........................................  $     85,845  $   1,261,153  $     225,982

  Accounts and other receivables:

    Trade, net of allowance of $127,006, $137,878 and $146,052,
      respectively...................................................     3,575,491      4,721,909      4,669,837

    Receivables from related party...................................       277,646        404,478       --

    Other receivables................................................       259,528        205,636        198,025

  Inventories........................................................       531,888        715,944        854,893

  Prepaid expenses...................................................       456,875        852,050        724,894

  Deferred stock offering costs......................................       --            --              525,153

  Other..............................................................         9,391        171,396        160,701
                                                                       ------------  -------------  -------------

      Total current assets...........................................     5,196,664      8,332,566      7,359,485
                                                                       ------------  -------------  -------------

Property and equipment, net..........................................     1,618,603      2,401,969      2,454,451
                                                                       ------------  -------------  -------------

Other assets:

  Acquired and developed software, net of accumulated amortization of
    $689,419, $1,371,355 and $2,056,454, respectively................     2,789,332      4,802,724      5,155,025

  Goodwill, net of accumulated amortization of $0, $57,345 and
    $100,191, respectively...........................................       332,829        694,489        673,959

  Deferred tax asset.................................................       540,000        348,638        209,157

  Valuation allowance................................................      (540,000)      --             --

  Other..............................................................        20,683         91,667        208,219
                                                                       ------------  -------------  -------------

      Total other assets.............................................     3,142,844      5,937,518      6,246,360
                                                                       ------------  -------------  -------------

      Total assets...................................................  $  9,958,111  $  16,672,053  $  16,060,296
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         UNICOMP, INC. AND SUBSIDIARIES

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                     AUGUST 31,
                                                                                                        1996
                                                                       FEBRUARY 28,  FEBRUARY 29,   -------------
                                                                           1995          1996
                                                                       ------------  -------------   (UNAUDITED)
Current liabilities:
  Accounts payable...................................................  $  1,308,059  $   2,128,526  $   1,345,459
  Accrued expenses...................................................     1,016,267      1,195,896        852,921
  Deferred revenues..................................................     2,298,826      1,662,864      1,352,477
  Line of credit.....................................................       661,750      1,078,933      1,826,225
  Income taxes payable...............................................       198,500        148,015         98,692
  Other accrued taxes................................................        12,525        393,915        284,035
  Current portion of notes payable...................................       266,732        375,105        279,242
                                                                       ------------  -------------  -------------
      Total current liabilities......................................     5,762,659      6,983,254      6,039,051
                                                                       ------------  -------------  -------------
Long-term liabilities:
  Notes payable......................................................       727,079      1,072,926      1,011,045
  Convertible notes..................................................       --           1,980,000       --
  Deferred income taxes..............................................       116,616        519,109        592,191
                                                                       ------------  -------------  -------------
      Total long-term liabilities....................................       843,695      3,572,035      1,603,236
                                                                       ------------  -------------  -------------
      Total liabilities..............................................     6,606,354     10,555,289      7,642,287
                                                                       ------------  -------------  -------------
Commitments and contingencies (Note 10)
Stockholders' equity:
  Common stock: $.01 par value, authorized 25,000,000, issued and
    outstanding 5,001,234, 5,163,432 and 5,590,245, respectively.....        50,012         51,634         55,902
  Additional contributed capital.....................................     5,527,454      6,229,829      8,177,213
  Retained earnings (deficit)........................................    (1,583,874)       475,636      1,217,981
                                                                       ------------  -------------  -------------
                                                                          3,993,592      6,757,099      9,451,096
  Less treasury stock................................................      (493,654)      (460,554)      (849,933)
  Cumulative translation adjustment..................................      (148,181)      (179,781)      (183,154)
                                                                       ------------  -------------  -------------
      Total stockholders' equity.....................................     3,351,757      6,116,764      8,418,009
                                                                       ------------  -------------  -------------
      Total liabilities and stockholders' equity.....................  $  9,958,111  $  16,672,053  $  16,060,296
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         UNICOMP, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       YEAR ENDED
                                       -------------------------------------------        SIX MONTHS ENDED
                                       FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,            AUGUST 31,
                                           1994           1995           1996       ----------------------------
                                       -------------  -------------  -------------      1995           1996
                                                                                    -------------  -------------
                                                                                     (UNAUDITED)    (UNAUDITED)
Revenues:
  Equipment and software.............  $   6,031,127  $   8,911,948  $  10,881,491  $   5,106,355  $   4,845,914
  Maintenance and services...........      5,671,837      8,944,368     11,409,528      4,956,469      6,773,603
  Sound systems......................        503,392        468,268       --             --             --
                                       -------------  -------------  -------------  -------------  -------------
    Total revenues...................     12,206,356     18,324,584     22,291,019     10,062,824     11,619,517
                                       -------------  -------------  -------------  -------------  -------------
Cost of sales:
  Equipment and software.............      4,558,261      5,078,321      6,151,381      2,815,442      3,565,147
  Maintenance and services...........        561,796      1,059,353      1,826,341        552,019      1,177,008
  Sound systems......................        286,612        304,570       --             --             --
                                       -------------  -------------  -------------  -------------  -------------
    Total cost of sales..............      5,406,669      6,442,244      7,977,722      3,367,461      4,742,155
                                       -------------  -------------  -------------  -------------  -------------
Gross profit.........................      6,799,687     11,882,340     14,313,297      6,695,363      6,877,362
                                       -------------  -------------  -------------  -------------  -------------
Selling, general and administra-
  tive...............................      4,598,053      9,014,043     11,048,431      5,079,787      5,321,000
Depreciation expense.................        597,424        651,551        709,858        338,901        350,857
                                       -------------  -------------  -------------  -------------  -------------
    Total operating expenses.........      5,195,477      9,665,594     11,758,289      5,418,688      5,671,857
                                       -------------  -------------  -------------  -------------  -------------
Operating income.....................      1,604,210      2,216,746      2,555,008      1,276,675      1,205,505
Other income (expense):
  Other, net.........................         35,337        123,707        (41,701)         2,492        (12,938)
  Interest...........................       (174,107)      (224,034)      (251,182)      (100,203)      (150,045)
                                       -------------  -------------  -------------  -------------  -------------
    Other income (expense), net......       (138,770)      (100,327)      (292,883)       (97,711)      (162,983)
Income before provision for income
  taxes..............................      1,465,440      2,116,419      2,262,125      1,178,964      1,042,522
                                       -------------  -------------  -------------  -------------  -------------
Provision for income taxes...........       (255,291)      (494,741)      (202,615)       130,059        300,177
                                       -------------  -------------  -------------  -------------  -------------
Net income...........................  $   1,210,149  $   1,621,678  $   2,059,510  $   1,048,905  $     742,345
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Net income per share.................  $        0.28  $        0.34  $        0.40  $        0.20  $        0.14
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Weighted average number of shares....      4,343,501      4,710,228      5,188,092      5,186,240      5,482,705

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         UNICOMP, INC. AND SUBSIDIARIES

    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                              COMMON STOCK         PREFERRED STOCK
                                          --------------------  ---------------------
                                          NUMBER OF             NUMBER OF              ADDITIONAL     RETAINED        TOTAL
                                            SHARES               SHARES                CONTRIBUTED    EARNINGS    STOCKHOLDERS'
                                            ISSUED     AMOUNT    ISSUED      AMOUNT      CAPITAL      (DEFICIT)      EQUITY
                                          ----------  --------  ---------   ---------  -----------   -----------  -------------
Balance February 28, 1993...............  3,560,767   $35,608     10,000    $(190,000) $4,697,734    $(4,337,285)  $  (35,398)
  Stock issued..........................    680,667     6,806                             925,993                     932,799
  Treasury stock purchased..............                                                                             (350,000)
  Conversion of preferred stock.........    100,000     1,000    (10,000)     (10,000)      9,000                           0
  Subscription receivable...............                                      200,000    (200,000)                          0
  Shares issued to effect pooling of
    interest with Smoky Mountain........    500,000     5,000                              (5,000)                          0
  Effect of shares issued by Smoky
    Mountain............................                                                   33,186                      33,186
  Net income............................                                                               1,210,149    1,210,149
  Distribution by Smoky Mountain........                                                                 (38,125)     (38,125)
  Change in cumulative translation
    adjustment..........................                                                                               98,147
                                          ----------  --------  ---------   ---------  -----------   -----------  -------------
Balance February 28, 1994...............  4,841,434    48,414      --          --       5,460,913     (3,165,261)   1,850,758

  Stock issued..........................    159,800     1,598                              98,541                     100,139
  Treasury stock purchased..............                                                                             (143,654)
  Subscription receivable...............                                                  (82,000)                    (82,000)
  Effect of shares issued by Smoky
    Mountain............................                                                   50,000                      50,000
  Net income............................                                                               1,621,678    1,621,678
  Distribution by Smoky Mountain........                                                                 (40,291)     (40,291)
  Change in cumulative translation
    adjustment..........................                                                                               (4,873)
                                          ----------  --------  ---------   ---------  -----------   -----------  -------------
Balance February 28, 1995...............  5,001,234    50,012      --          --       5,527,454     (1,583,874)   3,351,757
  Stock issued..........................    162,198     1,622                             603,375                     604,997
  Change in treasury stock..............                                                                               33,100
  Effect of shares issued by Smoky
    Mountain............................                                                   99,000                      99,000
  Net income............................                                                               2,059,510    2,059,510
  Change in cumulative translation
    adjustment..........................                                                                              (31,600)
                                          ----------  --------  ---------   ---------  -----------   -----------  -------------
Balance February 29, 1996...............  5,163,432    51,634      --          --       6,229,829        475,636    6,116,764
  Conversion of debt....................    426,813     4,268                           1,947,384                   1,951,652
  Treasury stock purchased..............                                                                             (389,379)
  Net income............................                                                                 742,345      742,345
  Change in cumulative translation
    adjustment..........................                                                                               (3,373)
                                          ----------  --------  ---------   ---------  -----------   -----------  -------------
Balance August 31, 1996 (unaudited).....  5,590,245   $55,902      --       $  --      $8,177,213    $ 1,217,981   $8,418,009
                                          ----------  --------  ---------   ---------  -----------   -----------  -------------
                                          ----------  --------  ---------   ---------  -----------   -----------  -------------

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         UNICOMP, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           YEAR ENDED
                                            ----------------------------------------      SIX MONTHS ENDED
                                            FEBRUARY 28,  FEBRUARY 28,  FEBRUARY 29,         AUGUST 31,
                                                1994          1995          1996      ------------------------
                                            ------------  ------------  ------------     1995         1996
                                                                                      -----------  -----------
                                                                                      (UNAUDITED)  (UNAUDITED)
Net cash provided (used) by operating
 activities:
  Net income..............................   $1,210,149    $1,621,678    $2,059,510   $ 1,048,905  $   742,345
  Adjustments to reconcile net income to
    net cash provided by operations:
    Depreciation and amortization.........      981,730       956,664     1,449,240       824,326    1,078,803
    Loss on disposition of equipment......       --            --            29,395       --           --
    Allowance for doubtful accounts.......        7,000        60,812        10,872        14,920        8,174
    Deferred income taxes.................      338,624         7,825        60,855       150,000      212,563
    Changes in assets and liabilities:
      Accounts and other receivables......      (88,258)     (591,999)   (1,241,638)     (586,083)      66,608
      Inventories.........................      273,355       (39,123)     (184,056)     (304,098)    (138,949)
      Prepaid expenses....................      294,702      (212,152)     (295,175)       (5,288)     127,156
      Accounts payable....................   (1,576,698)       19,459       820,467       195,498     (783,067)
      Accrued expenses....................       --           318,719       313,847      (161,338)    (286,959)
      Other accrued taxes.................       --            12,525       381,390        66,424     (109,880)
      Deferred revenues...................    1,285,341       738,925      (635,962)     (747,976)    (310,387)
      Income taxes payable................       --           198,500       (50,485)       18,281      (49,323)
      Pension liability...................      241,178      (265,000)       --           --           --
      Other assets........................       (5,200)      (24,072)     (232,989)       13,750     (212,537)
                                            ------------  ------------  ------------  -----------  -----------
        Net cash provided by operating
          activities......................    2,961,923     2,802,761     2,485,271       527,321      344,547
                                            ------------  ------------  ------------  -----------  -----------
Cash flow from investing activities:
  Capital expenditures....................     (549,602)     (924,800)   (1,574,535)   (1,119,818)    (403,340)
  Proceeds from disposal of property and
    equipment.............................       --            --            51,916       --           --
  Acquired and developed software.........     (379,713)   (1,067,783)   (2,695,328)     (740,322)  (1,037,400)
  Deferred acquisition costs..............      275,864        --            --           --           --
  Business disposition....................       --          (154,208)       --           --           --
  Business acquisition....................   (2,208,198)      (78,558)     (422,083)      --           --
                                            ------------  ------------  ------------  -----------  -----------
        Net cash used by investing
          activities......................   (2,861,649)   (2,225,349)   (4,640,030)   (1,860,140)  (1,440,740)
                                            ------------  ------------  ------------  -----------  -----------
Cash flow from financing activities:
  Proceeds from issuance of convertible
    notes, net............................           --        --        1,900,000        --           --
  Payments on notes payable...............   (1,245,017)     (463,702)     (228,291)      (91,465)    (157,744)
  Proceeds from borrowing.................       --           159,430     1,099,693     1,362,022      747,292
  Issuances of common stock, net..........      943,686        68,139       717,097       152,865      --
  Deferred stock offering costs...........       --            --            --           --          (525,153)
  Smoky Mountain distributions............      (38,125)      (40,291)       --
  Receivables from related party..........      345,394      (214,850)     (126,832)       82,000      --
  Repurchase of treasury stock............     (350,000)     (143,654)       --           --           --
                                            ------------  ------------  ------------  -----------  -----------
        Net cash (used) provided by
          financing activities............     (344,062)     (634,928)    3,361,667     1,505,422       64,395
                                            ------------  ------------  ------------  -----------  -----------
Net (decrease) increase in cash...........     (243,788)      (57,516)    1,206,908       172,603   (1,031,798)
Effect of exchange rate changes on cash...       98,147        (4,873)      (31,600)        2,439       (3,373)
Cash and cash equivalents at beginning of
 period...................................      293,875       148,234        85,845        85,845    1,261,153
                                            ------------  ------------  ------------  -----------  -----------
Cash and cash equivalents at end of
 period...................................   $  148,234    $   85,845    $1,261,153   $   260,887  $   225,982
                                            ------------  ------------  ------------  -----------  -----------
                                            ------------  ------------  ------------  -----------  -----------

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
            SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

    The supplemental consolidated financial statements have been prepared to give retroactive effect of the acquisition of Smoky Mountain Technologies, Inc. ("Smoky Mountain") as described in Note 3. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements reflect the consolidated financial position of UniComp, Inc. and its Subsidiaries ("the Company") prior to the date of consummation; however, they will become the historical consolidated financial statements of the Company after annual financial statements covering the date of consummation of the business combination are issued. The preparation of financial statements requires management to make estimates and assumptions underlying the reported amounts and disclosures. Amounts affected by these estimates include, but are not limited to, the estimated useful lives, related amortization expense and carrying values of the company's intangible assets and capitalized software development costs. Changes in the status of certain matters or facts or circumstances underlying these estimates could result in material changes to these estimates, and actual results could differ from these estimates.

    The financial statements include the accounts of UniComp, Inc. and its subsidiaries all of which are wholly owned. All material intercompany balances and transactions have been eliminated in consolidation. Certain amounts previously presented in the consolidated financial statements have been reclassified to conform to current presentation.

REVENUE RECOGNITION

    The Company's revenues are generated primarily in the United Kingdom and the United States from licensing software products, the sale of computer equipment, and providing maintenance and support.

    Revenues from the sale of hardware, the Company's computer software products and the resale of third-party software are recognized upon delivery, customer acceptance, fulfillment of significant vendor obligations and determination that collectibility is probable. Revenue related to sales which impose significant vendor obligations on the Company are deferred until the obligations are satisfied. Revenues from consulting services are recognized as services are provided. Contract revenues from post-contract customer support are deferred and recognized over the life of the contract.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    All assets and liabilities in the balance sheet of a foreign subsidiary whose functional currency is other than the United States dollar are translated at the year-end exchange rate. Income statement items are translated at the average currency exchange rate for the period. Translation gains and losses are accumulated as a separate component of stockholders' equity and are not included in determining net income. Transaction gains and losses are included in the results of operations in the period which they occur and are not significant in any period presented.

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
      SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED) (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash and cash equivalents includes all cash balances and highly liquid investments with an original maturity of three months or less. At times, cash in bank deposits may exceed the federally insured limits. The Company has not experienced and does not anticipate any losses from such accounts.

INVENTORIES

    Inventories consist of equipment, services in process, computer hardware, and software available for resale. Inventories are stated at the lower of cost or market, cost being determined on a first-in first-out ("FIFO") basis. Components of inventories are as follows:

                                                       FEBRUARY 28,  FEBRUARY 29,
                                                           1995          1996
                                                       ------------  ------------  AUGUST 31,
                                                                                      1996
                                                                                   -----------
                                                                                   (UNAUDITED)
Services in process..................................   $  110,085    $    7,222    $ 107,286
Computer hardware and software.......................      421,803       708,722      747,607
                                                       ------------  ------------  -----------
  Total..............................................   $  531,888    $  715,944    $ 854,893
                                                       ------------  ------------  -----------
                                                       ------------  ------------  -----------

PROPERTY AND EQUIPMENT

    Property and equipment, including certain equipment acquired under capital leases, are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets, except for leasehold improvements and capital leases, which are amortized over the life of the related lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

ACQUIRED AND DEVELOPED SOFTWARE

    In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" ("FAS 86"), costs incurred to develop the Company's software products which are to be licensed to its customers and costs of purchased software are capitalized and amortized at the greater of the amount computed using the ratio of current product revenues as compared to the current and estimated future revenues of that product, or on a straight-line basis over the estimated life of the products, generally three to four years. All research and development costs incurred prior to technological feasibility or subsequent to general availability have been expensed in the period which they were incurred and totaled approximately $610,000, $235,000 and $42,000 in fiscal years 1996, 1995, and 1994, respectively.

    Costs which are capitalized include direct and indirect costs associated with payroll, benefits and computer usage, among others. The Company capitalized software development costs of $1,037,400 in the six months ended August 31, 1996 and $2,695,328 (including $1,000,000 of purchased software), $1,067,783, and $379,713 during fiscal years 1996, 1995, and 1994, respectively, with amortization of $685,099 in the six months ended August 31, 1996 and $681,936, $305,113, and $384,306 in fiscal years 1996, 1995 and 1994. Capitalized software costs are net of amounts reimbursed by United Kingdom government grants totaling

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
      SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED) (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) approximately $242,000 in the six months ended August 31, 1996 and $389,000, $369,000, and $285,000 in fiscal years 1996, 1995, and 1994, respectively.

    The amount by which unamortized software costs exceeds the net realizable value, if any, is recognized as expense in the period it is determined.

GOODWILL

    Goodwill is recorded upon acquisition and amortized on a straight-line basis over its estimated period of future benefit, generally ten years. The Company evaluates the recoverability of goodwill based upon a comparison of estimated undiscounted future cash flows from the related operations as compared with the carrying value of the respective assets. The amount by which unamortized goodwill exceeds future estimated cash flows, if any, is recognized as expense in the period it is determined.

HEDGING

    The Company does not use hedging strategies to reduce the effects of unfavorable price movements on profitability as a result of fluctuations in foreign exchange rates.

INCOME TAXES

    Income taxes are provided on taxable income at the statutory rates applicable to such income in the United States and the United Kingdom under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, the deferred tax liabilities and assets are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. These differences are primarily attributable to differences in the recognition of depreciation and amortization of property and equipment, intangible assets, and capitalized software development costs. As of February 29, 1996, deferred income taxes of approximately $353,000 have not been provided on the cumulative undistributed earnings of foreign subsidiaries in the amount of $2,344,290 since such amounts are considered by management to be permanently reinvested.

NET INCOME PER SHARE

    Net income per common and common equivalent share is based upon the weighted average of common and common equivalent shares outstanding during the year. Primary and fully diluted net income per share are the same. The weighted average number of shares outstanding for the six months ended August 31, 1996 includes 294,055 common equivalent shares assuming the conversion of options and warrants which are dilutive. The weighted average number of shares outstanding for fiscal year 1996 includes 294,656 common equivalent shares assuming the conversion of options and warrants which are dilutive. The weighted average number of shares outstanding for fiscal years 1995 and 1994 include no common equivalent shares since dilutive securities do not reduce net income per share by at least 3%.

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
      SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED) (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
NEW ACCOUNTING STANDARDS

    The American Institute of Certified Public Accountants has issued Statement of Position 93-7 ("SOP 93-7"), "Reporting on Advertising Costs," which is effective for fiscal years beginning after June 15, 1994. SOP 93-7 generally requires that advertising costs, with certain exceptions, be expensed as incurred. As the Company has historically expensed advertising costs as incurred, the effects of the Company's adoption of SOP 93-7 during fiscal year 1996 did not have a material effect on the Company's consolidated financial statements. Advertising expenses for fiscal years 1996, 1995 and 1994 were approximately $200,000, $180,000 and $150,000, respectively.

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed Of" ("FAS 121"). FAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the expected future cash flows of those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be sold or discarded. The Company will adopt FAS 121 in fiscal year 1997. The effect of adoption is not expected to be material to the Company's financial position or results of operations.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 requires that companies with stock-based compensation plans either recognize compensation expense based on new fair value accounting methods or continue to apply the provisions of Accounting Principles Board Opinion No. 25 and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company will adopt the disclosure method in fiscal year 1997 and the adoption is not expected to have a material effect on the Company's financial position or results of operations.

2. PROPERTY AND EQUIPMENT:

    The components of property and equipment at February 28, 1995, February 29, 1996, and August 31, 1996 are as follows:

                                        ESTIMATED
                                       USEFUL LIFE   FEBRUARY 28,   FEBRUARY 29,
                                         (YEARS)         1995           1996
                                      -------------  -------------  -------------   AUGUST 31,
                                                                                       1996
                                                                                   -------------
                                                                                    (UNAUDITED)
Buildings...........................       20        $     161,501  $     964,054  $   1,191,279
Land................................       N/A              57,066         58,737         58,737
Leasehold improvements..............      5-10             434,714        421,071        444,505
Computer equipment..................       2-5           2,207,772      2,032,816      2,119,371
Computer software...................        3              210,766        148,237        123,725
Furniture and fixtures..............        5              752,806        761,982        619,977
Vehicles............................       2-4             188,082        139,207         59,090
                                                     -------------  -------------  -------------
                                                         4,012,707      4,526,104      4,616,684
Less accumulated depreciation.......                    (2,394,104)    (2,124,135)    (2,162,233)
                                                     -------------  -------------  -------------
                                                     $   1,618,603  $   2,401,969  $   2,454,451
                                                     -------------  -------------  -------------
                                                     -------------  -------------  -------------

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
      SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED) (CONTINUED)

3. BUSINESS COMBINATIONS AND DISPOSAL:

ACQUISITION OF SMOKY MOUNTAIN TECHNOLOGIES, INC.

    On April 16, 1996, the Company completed its acquisition of Smoky Mountain, a software and hardware developer for the financial transaction industry. The Company issued 500,000 shares of its common stock for all of the outstanding common stock of Smoky Mountain. This transaction has been accounted for as a pooling of interests; therefore, these financial statements have been restated to reflect this merger.

    Smoky Mountain prepared its financial statements on a December 31 year end. Smoky Mountain's fiscal year end has been changed to conform with the Company's year end and its financial data is included in the Supplemental Consolidated Financial Statements for all periods presented as of the Company's year end.

    The stockholders' equity accounts have been adjusted to reflect the 149 shares of Smoky Mountain preferred stock which were converted into 6,037 shares of Smoky Mountain common stock. Adjustments have also been made to reflect the conversion of all Smoky Mountain common stock into 500,000 shares of the Company's common stock. No other adjustments were required to reflect the consolidation of Smoky Mountain into the Company since the accounting policies of Smoky Mountain prior to the transaction were substantially the same as the Company's and prior to the date of the acquisition there were no transactions between the companies.

    Smoky Mountain's revenues and net income included in the Company's consolidated statements of operation for the three years ended February 29, 1996 and February 28, 1995 and 1994 and for the six months ended August 31, 1995 are summarized as follows:

                                                       FOR THE YEAR ENDED FEBRUARY 28, 1994
                                                     ----------------------------------------
                                                                      SMOKY
                                                        UNICOMP      MOUNTAIN       TOTAL
                                                     -------------  ----------  -------------
Revenues...........................................  $  12,157,833     $48,523  $  12,206,356
Net income.........................................      1,186,124      24,025      1,210,149


                                                       FOR THE YEAR ENDED FEBRUARY 28, 1995
                                                     ----------------------------------------
                                                                      SMOKY
                                                        UNICOMP      MOUNTAIN       TOTAL
                                                     -------------  ----------  -------------
Revenues...........................................  $  17,798,566  $  526,018  $  18,324,584
Net income (loss)..................................      1,637,715     (16,037)     1,621,678

                                                       FOR THE YEAR ENDED FEBRUARY 29, 1996
                                                     ----------------------------------------
                                                                      SMOKY
                                                        UNICOMP      MOUNTAIN       TOTAL
                                                     -------------  ----------  -------------
Revenues...........................................  $  21,305,287  $  985,732  $  22,291,019
Net income (loss)..................................      2,061,938      (2,428)     2,059,510

                                                     FOR THE SIX MONTHS ENDED AUGUST 31, 1995
                                                     ----------------------------------------
                                                                   (UNAUDITED)
                                                                      SMOKY
                                                        UNICOMP      MOUNTAIN       TOTAL
                                                     -------------  ----------  -------------
Revenues...........................................     $9,744,703  $  318,122  $  10,062,825
Net income (loss)..................................      1,108,729     (59,824)     1,048,905

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
      SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED) (CONTINUED)

3. BUSINESS COMBINATIONS AND DISPOSAL: (CONTINUED)
ADVEC LIMITED

    On August 1, 1995, the Company acquired certain assets and liabilities of Advec Limited in the United Kingdom under an asset purchase agreement for approximately $418,000. The acquisition has been accounted for as a purchase and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition. The results of operations have been included from August 1, 1995. The excess consideration above the fair value of net assets acquired of approximately $395,000 has been recorded as goodwill. Supplemental pro forma information for the results of operations is not presented since the amounts are not material to the Company's consolidated financial position and results of operations.

DOMINION SOUND SYSTEMS, PLC.

    On November 30, 1994, the Company sold the capital stock of Dominion Sound Systems, Plc. ("Dominion") in exchange for the assumption of the net liabilities of Dominion in the amount of $154,208. This amount was recognized in 1995 and is included in other income.

CI COMPUTER SOFTWARE LIMITED

    On September 18, 1994, the Company acquired the capital stock of CI Computer Software Limited, a United Kingdom company, in exchange for $20, assumption of net liabilities and forgiveness of a working capital advance in the amount of approximately $200,000. The business combination was accounted for as a purchase and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition. The results of operations are included from September 18, 1994, the date of acquisition. The excess consideration above the fair value of net assets acquired of approximately $333,000 has been recorded as goodwill.

ICS COMPUTING GROUP LIMITED

    On May 21, 1993, the Company acquired Questgold Technology Limited ("Questgold"), a United Kingdom company, for approximately $4.1 million. The business combination was accounted for as a purchase and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition. The results of operations are included from May 21, 1993, the date of acquisition. On June 15, 1993, Questgold changed its name to ICS Computing Group Limited.

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
      SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED) (CONTINUED)

4. INCOME TAXES:

    The significant components of income tax expense (benefit) are as follows (all amounts are in thousands):

                                                          YEAR ENDED
                                         ---------------------------------------------
                                         FEBRUARY 28,   FEBRUARY 28,    FEBRUARY 29,
                                             1994           1995            1996
                                         -------------  -------------  ---------------   SIX MONTHS
                                                                                        ENDED AUGUST
                                                                                          31, 1996
                                                                                        -------------
                                                                                         (UNAUDITED)
Current provision:
  Federal..............................    $  --          $  --           $      14       $  --
  State................................       --                 11              43              21
  Foreign..............................           12            188              80              30
Deferred provision:
  Federal..............................       --                (14)           (307)            129
  State................................       --             --              --              --
  Foreign..............................          243            310             373             120
                                               -----          -----           -----           -----
                                           $     255      $     495       $     203       $     300
                                               -----          -----           -----           -----
                                               -----          -----           -----           -----

    A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows (all amounts are in thousands):

                                                         YEAR ENDED
                                         -------------------------------------------
                                         FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,
                                             1994           1995           1996
                                         -------------  -------------  -------------   SIX MONTHS
                                                                                      ENDED AUGUST
                                                                                        31, 1996
                                                                                      -------------
                                                                                       (UNAUDITED)
Income tax at statutory rate...........    $     490      $     716      $     770      $     354
State income taxes (net of federal tax
 deduction)............................       --                  7             29             14
Impact of foreign taxes................          (61)          (126)           (52)           (68)
Utilization of federal net operating
 losses................................         (188)          (112)          (238)        --
Reduction of deferred tax asset
 valuation allowance...................       --             --               (302)        --
Other..................................           14             10             (4)        --
                                               -----          -----          -----          -----
    Tax expense........................    $     255      $     495      $     203      $     300
                                               -----          -----          -----          -----
                                               -----          -----          -----          -----

    The deferred tax asset was offset by a 100% valuation allowance for 1995 and 1994. Based upon the performance of the United States subsidiaries, the Company determined that a valuation allowance related to the deferred tax asset in the United States was not required as of February 29, 1996. As a result, the Company reduced the valuation allowance by $238,000 for current year utilization of the federal net operating loss and recorded a credit of $302,000 to tax expense to reduce the valuation allowance to zero. The deferred tax liability recorded is principally due to temporary differences as a result of the timing of

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
      SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED) (CONTINUED)

4. INCOME TAXES: (CONTINUED)
recognition of the capitalization and amortization of internally developed software costs and the amortization of goodwill. The components of the deferred tax asset are as follows (all amounts are in thousands):

                                         FEBRUARY 28,     FEBRUARY 28,     FEBRUARY 29,
                                             1994             1995             1996
                                        ---------------  ---------------  ---------------   AUGUST 31,
                                                                                               1996
                                                                                           -------------
                                                                                            (UNAUDITED)
Cumulative U.S. NOL's at statutory
 rate.................................     $     736        $     540        $     302       $     209
Cumulative U.K. NOL's at statutory
 rate.................................        --               --                   40          --
Alternative minimum tax credit
 carryforward.........................             1           --                    7          --
                                               -----            -----            -----           -----
    Gross deferred tax asset..........     $     737        $     540        $     349       $     209
                                               -----            -----            -----           -----
                                               -----            -----            -----           -----

    As of February 29, 1996, the Company has net operating loss carryforwards, subject to certain limitations under the provisions of Internal Revenue Code
Section 382, that expire February 28, 2003 through 2007 of $54,653, $320,000, $44,371, $264,891, and $289,327, respectively.

5. RELATED PARTY TRANSACTIONS:

    Accounts and other receivables from related parties at February 29, 1996 and February 28, 1995 are comprised of $404,478 and $277,646, respectively, due from affiliated companies or officers which have borrowed funds from the Company principally in the form of unsecured 10% notes which mature within one year from February 29, 1996.

    On August 31, 1996, the Company's Board of Directors approved the exchange of 68,626 shares of the Company's common stock in lieu of payment of $378,130 of indebtedness owed to the Company by certain officers and affiliated companies. These shares were held in treasury at August 31, 1996.

6. LEASES:

    The Company leases office space and automobiles under non-cancelable operating leases. Rental expense for the years ended 1996, 1995 and 1994 were $1,033,006, $869,586 and $793,026, respectively. In addition, the Company leases certain computers under capital leases.

    Future minimum lease payments for operating leases and capital leases at February 29, 1996 are as follows:

                                                                        OPERATING     CAPITAL
                                                                          LEASES      LEASES
                                                                       ------------  ---------
1997.................................................................  $    729,092  $  55,197
1998.................................................................       604,839     16,150
1999.................................................................       379,156     --
2000.................................................................       259,114     --
2001.................................................................        28,182     --
Thereafter...........................................................        28,182     --
                                                                       ------------  ---------
                                                                       $  2,028,565  $  71,347
                                                                       ------------  ---------
                                                                       ------------  ---------

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
      SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED) (CONTINUED)

7. LINES OF CREDIT:

    The Company maintains a line of credit in the United Kingdom which is secured by certain accounts receivables. The line of credit is utilized for short-term borrowing for general corporate use. Interest is charged based on the average outstanding balance at a variable rate which was 7.5% as of August 31, 1996. The outstanding balance on the line of credit was $1,386,225, $1,078,933 and $661,750 at August 31, 1996, February 29, 1996 and February 28, 1995,
respectively. The Company also maintains two lines of credit in the United States with outstanding balances totaling $440,000 as of August 31, 1996. These lines of credit were not used during fiscal years 1996 and 1995.

8. LONG-TERM DEBT:

NOTES PAYABLE

    Notes payable as of February 29, 1996 and February 28, 1995 are as follows:

                                                      FEBRUARY 28,  FEBRUARY 29,
                                                          1995          1996
                                                      ------------  ------------   AUGUST 31,
                                                                                      1996
                                                                                  ------------
                                                                                  (UNAUDITED)
Notes payable to a United Kingdom bank, interest at
 a variable rate, 8.625% as of August 31, 1996,
 collateralized by a building in Northern Ireland,
 payable in quarterly installments of $17,300
 commencing October 1995............................   $   --       $    654,075  $    609,712
Notes payable to a United Kingdom bank, interest at
 a variable rate, 8.625% as of August 31, 1996,
 collateralized by accounts receivable and other
 assets of the Company, payable in quarterly
 installments of $38,200 commencing March 1995......      790,000        612,000       546,000
Other...............................................      203,811        181,956       134,575
                                                      ------------  ------------  ------------
  Total notes payable...............................      993,811      1,448,031     1,290,287
Less: current portion...............................      266,732        375,105      (279,242)
                                                      ------------  ------------  ------------
                                                       $  727,079   $  1,072,926  $  1,011,045
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Maturities of long-term debt as of February 29, 1996 are as follows:

1997........................................................  $   375,105
1998........................................................      250,853
1999........................................................      222,000
2000........................................................      222,000
2001........................................................       70,000
Thereafter..................................................      308,073
                                                              -----------
                                                              $ 1,448,031
                                                              -----------
                                                              -----------

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
      SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED) (CONTINUED)

8. LONG-TERM DEBT: (CONTINUED)
CONVERTIBLE NOTES

    In December 1995, the Company issued $2,000,000 aggregate principal amount of two-year 7% convertible promissory notes. The notes are convertible at the holder's option as follows: 20% of the principal and accrued interest are convertible 61 days after issuance, with an additional 20% convertible each subsequent 10 days into shares of common stock at the lesser of $5.75 per share or 85% of the market price of the common stock on the date of conversion. As of August 31, 1996, all the principal and related accrued interest thereon had been converted into 430,291 shares of common stock.

9. STOCKHOLDERS' EQUITY:

    The Company has an incentive plan under which options to purchase shares of the Company's common stock have been granted to eligible employees. There are 1,200,000 shares of common stock available for award under the plan which is administered by the Compensation Committee of the Board of Directors.

    Option activity under the stock option plan is summarized as follows:

                                                                                      AUGUST 31,
                                                                                         1996
                                            FEBRUARY 28,  FEBRUARY 28,  FEBRUARY 29,  -----------
                                                1994          1995          1996
                                            ------------  ------------  ------------  (UNAUDITED)
Shares under option at beginning of
 period...................................       --           690,000       980,000      572,500
  Granted.................................      690,000       300,000        12,500      230,000
  Exercised...............................       --            --          (162,500)      --
  Forfeited...............................       --           (10,000)     (257,500)      --
                                            ------------  ------------  ------------  -----------
Shares under option at end of period......      690,000       980,000       572,500      802,500
                                            ------------  ------------  ------------  -----------
                                            ------------  ------------  ------------  -----------
Shares under option exercisable at end of
 period...................................       --            --            70,000       70,000
                                            ------------  ------------  ------------  -----------
                                            ------------  ------------  ------------  -----------
Shares available for future grant.........      510,000       220,000       465,000      235,000
                                            ------------  ------------  ------------  -----------
                                            ------------  ------------  ------------  -----------

    The exercise price of options exercised under the plan during 1996 were $3.31 to $4.41. The exercise price of shares under option at August 31, 1996 was $3.31 to $6.00 per share.

    All options granted have exercise prices of 100% of the market value at the date of grant and are generally exercisable at the rate of 25% per year beginning two years from date of grant. Options expire up to 10 years from the date of grant.

    In accordance with the issuance of the convertible promissory notes, the Company granted warrants to purchase 25,000 shares of the Company's common stock at $6.90 per share, the fair value of the common stock at the date of grant. As of February 29, 1996, the warrants had not been exercised.

    The Company granted 4,800, 9,800, and 1,000 shares of common stock to outside directors during 1996, 1995 and 1994, respectively, and recognized $24,000, $24,570, and $900 of expense related to these transactions during the same periods. Additionally, in 1994, the Company issued 63,000 common shares to

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
      SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED) (CONTINUED)

9. STOCKHOLDERS' EQUITY: (CONTINUED)
holders of a bridge loan in accordance with the terms of the subscription agreement. The Company recognized expense of $56,700 associated with this transaction.

    The Company held 133,400 shares of common stock in treasury at February 29, 1996. 100,000 shares were given to the Company during fiscal year ended February 28, 1994 as payment for debt owed to the Company. In November 1994, 40,000 shares were reacquired from a previous officer of Dominion. Subsequently in 1995, 6,600 shares were issued to a director for services for which the Company recognized $16,170 of expense. Treasury stock is held at cost and presented as a reduction of stockholders' equity.

10. COMMITMENTS AND CONTINGENCIES:

    The Company is not presently a party to any material litigation, nor to the knowledge of management is any material litigation threatened against the Company. There are no significant pending legal proceedings, other than routine litigation incidental to the Company's business.

11. SUPPLEMENTAL CASH FLOW INFORMATION:

    Cash paid for interest totaled $106,008 for the six month ended August 31, 1996 and $249,307, $245,682 and $215,607 in fiscal years ended 1996, 1995 and
1994, respectively.

    The Company paid income taxes of $100,709 for the six months ended August 31, 1996 and $262,559 and $12,684 in 1996 and 1995. The Company paid no income taxes in 1994.

    During fiscal year ended 1996, convertible notes with principal amounts of $20,000 were converted into 3,478 shares of common stock. Additionally, for the six months ended August 31, 1996, the remaining principal amount of $1,980,000 was converted into 426,813 shares of Common Stock.

12. SEGMENT INFORMATION:

    The Company operates in a single industry segment of marketing computer hardware and software, software support services and software development services.

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
      SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED) (CONTINUED)

12. SEGMENT INFORMATION: (CONTINUED)
    A summary of operations by geographic area follows:

                                                                     U.S.           U.K.
                                                                  OPERATIONS     OPERATIONS
                                                                 -------------  -------------
FISCAL YEAR 1994
Revenues.......................................................  $   2,636,215  $   9,570,141
Cost of sales..................................................      1,308,040      4,098,629
Gross profit...................................................      1,328,175      5,471,512
SG&A expense...................................................        823,676      3,774,377
Depreciation...................................................         39,490        557,934
Operating income...............................................        618,984        985,226

Total assets...................................................  $   1,085,392  $   6,224,991
FISCAL YEAR 1995
Revenues.......................................................  $   2,796,697  $  15,527,887
Cost of sales..................................................        905,517      5,536,727
Gross profit...................................................      1,891,180      9,991,160
SG&A expense...................................................      1,294,026      7,720,017
Depreciation...................................................         57,108        594,443
Operating income...............................................        291,510      1,925,236

Total assets...................................................  $   1,068,747  $   8,889,364
FISCAL YEAR 1996
Revenues.......................................................  $   3,632,543  $  18,658,476
Cost of sales..................................................      1,044,433      6,933,289
Gross profit...................................................      2,588,110     11,725,187
SG&A expense...................................................      2,087,798      8,960,633
Depreciation...................................................         59,082        650,776
Operating income...............................................        441,230      2,113,778

Total assets...................................................  $   3,498,816  $  13,173,237

    The Company sells its product and services to a variety of customers. No individual customer accounted for more than 10% of Company revenues during the fiscal years ended February 29, 1996, and February 28, 1995 and 1994.

13. PENSIONS:

    The Company's U.K. subsidiaries operate a pension plan which is designed to provide death and retirement benefits for eligible employees. The pension costs are assessed in accordance with the advice of a qualified actuary. Actuarial assumptions used at February 29, 1996 included a 9% long-term rate of return on assets, a 8.5% discount rate and a salary increase of 5.5%.

    - All employees over 25 years of age are eligible for the pension plan.

    - Benefit formula: annual pension to be 1/60 of final pensionable salary for each year of pensionable service, subject to a maximum fraction of 2/3.

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
      SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED) (CONTINUED)

13. PENSIONS: (CONTINUED)
    - Funding policy: the employer contributes to the fund at rates determined by the actuary. Employees contribute in accordance with the plan.

    - Assets held are fixed interest securities and deferred annuities insurance policies.

    Cost components for 1996 (in 000's):

Service cost.........................................................  $     116
Interest cost........................................................        318
Return on assets.....................................................       (360)
Amortization and deferral of period service costs....................         11
                                                                       ---------
  Net periodic pension cost..........................................  $      85
                                                                       ---------
                                                                       ---------

    Reconciliation of funded status as of February 29, 1996 (in 000's):

Accrued benefits obligation.........................................  $   3,481
                                                                      ---------
                                                                      ---------
Project benefit obligation..........................................  $   3,638
Assets at market value..............................................      3,820
                                                                      ---------
  Funded status.....................................................        182
Unrecognized transitions asset......................................        (59)
Unrecognized loss...................................................        104
                                                                      ---------
  Prepaid pension expense...........................................  $     227
                                                                      ---------
                                                                      ---------

14. FOURTH QUARTER ADJUSTMENTS:

    During the fourth quarter of fiscal year 1996, the Company recorded an income tax provision principally in the United Kingdom in the amount of $258,000. The effective tax rate used during the year reflected anticipated foreign tax rates and tax planning alternatives during the quarterly periods and was adjusted to the actual amounts in the fourth quarter. Additionally, in the fourth quarter, the Company recognized a credit to tax expense of $302,000 related to recognition of the United States deferred tax asset when the Company determined that it was more likely than not that the deferred tax asset would be realized in future periods.

    Also, during the fourth quarter of fiscal year 1996, the Company recorded a $227,000 credit related to the defined benefit pension plan in the United Kingdom based on the computation of its actuarial determination of net periodic pension cost in the fourth quarter.

15. SIGNIFICANT RISKS AND UNCERTAINTIES:

    The Company's operating results and financial condition can be impacted by a number of factors, including but not limited to any of the following which could cause actual results to vary materially from current and historical results or the Company's anticipated future results.

    A portion of the Company's business is focused on developing and marketing platform-migration software and development tools that enable users to migrate applications written for proprietary IBM mid-

                         UNICOMP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF AUGUST 31, 1996 AND FOR THE
      SIX MONTHS ENDED AUGUST 31, 1995 AND 1996 IS UNAUDITED) (CONTINUED)

15. SIGNIFICANT RISKS AND UNCERTAINTIES: (CONTINUED) range computer systems to portable operating systems such as UNIX and Windows NT in the United States and the United Kingdom. Product revenues to be received from the Company's UNIBOL products are difficult to forecast because of the evolving product lifecycle for the UNIBOL36 product and the recent introduction of the UNIBOL400 product. The Company's success will depend on the level of market acceptance and enhancements to the market on a timely and cost effective basis, and its ability to maintain a labor force sufficiently skilled to compete in the current environment.

    While management believes that the Company's financing needs for the foreseeable future will be satisfied from cash flows from operations and the Company's existing credit facilities, unforeseen events and adverse economic or business trends may significantly increase cash demands beyond those currently anticipated that affect the Company's ability to generate/raise cash to satisfy financing needs.

    The Company derives net revenues primarily from its operations in Northern Ireland. It is reasonably possible that this concentration of revenues makes the Company vulnerable to the risk of a near-term severe impact on consolidated net revenues due to unforeseen political and economic forces, as well as exchange rate fluctuations.

    As a result of the above and other factors, the Company's operations and financial position can vary significantly from quarter-to-quarter and year-to-year. These variations may contribute to volatility in the market for the Company's common stock.

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                           -----------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                           --------------------------

                               TABLE OF CONTENTS

                                                    PAGE
Additional Information.........................           2
Prospectus Summary.............................           3
Risk Factors...................................           5
Use of Proceeds................................          11
Price Range of Common Stock....................          12
Dividend Policy................................          12
Dilution.......................................          13
Capitalization.................................          14
Selected Consolidated Financial Data...........          15
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          16
Business.......................................          23
Management.....................................          35
Certain Relationships and Related
 Transactions..................................          41
Principal Shareholders.........................          42
Description of Capital Stock...................          43
Shares Eligible for Future Sale................          46
Underwriting...................................          48
Legal Matters..................................          49
Experts........................................          49
Index to Consolidated Financial Statements.....         F-1

                           --------------------------

                                1,500,000 SHARES

                                     [LOGO]

                                 UNICOMP, INC.

                                  COMMON STOCK

                             ----------------------

                                   PROSPECTUS

                             ----------------------

                                CRUTTENDEN ROTH
                                  INCORPORATED

                               NOVEMBER 12, 1996

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